EXHIBIT 10.1

EXECUTION VERSION

Published Deal CUSIP: G4700LAA9

 Published Revolver CUSIP: G4700LAB7

 Published Term A-1 CUSIP: G4700LAC5

 Published Term A-2 CUSIP: G4700LAD3

CREDIT AGREEMENT

dated as of June 25, 2018

among

IHS MARKIT LTD.,
as Borrower,

and

The Lenders Party Hereto

and

BANK OF AMERICA, N.A.,
as Administrative Agent,

JPMORGAN CHASE BANK, N.A.,
as Syndication Agent

and

CITIBANK, N.A., LONDON BRANCH
HSBC BANK PLC,
ROYAL BANK OF CANADA

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents

___________________________

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

JPMORGAN CHASE BANK, N.A.,
CITIGROUP GLOBAL MARKETS, INC.,
HSBC SECURITIES (USA) INC.,
RBC CAPITAL MARKETS

and

WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

 and

 JPMORGAN CHASE BANK, N.A.,
as Joint Bookrunners

TABLE OF CONTENTS

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES:

Schedule 1.01		Existing Letters of Credit
Schedule 2.01	–	Commitments
Schedule 3.06	–	Disclosed Matters
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens

EXHIBITS:
Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Compliance Certificate
Exhibit C	–	Form of Increased Commitment Supplement
Exhibit D	–	Form of Extension Agreement
Exhibit E	–	Form of Borrowing Request
Exhibit F	–	Form of Interest Election Request

CREDIT AGREEMENT (this “Agreement”) dated as of June 25, 2018, by and among IHS MARKIT LTD., an exempted limited company incorporated in Bermuda (the “Borrower”), the Lenders from time to time party hereto and BANK OF AMERICA, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition Threshold” has the meaning assigned to such term in Section 7.02.

“Administrative Agent” means Bank of America, in its capacity as administrative agent for the Lenders hereunder. Bank of America may, in its discretion, arrange for one or more of its domestic or foreign branches or Affiliates to perform its obligations as the Administrative Agent hereunder and in such event, the term “Administrative Agent” shall include any such branch or Affiliate with respect to such obligations.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the avoidance of doubt, for all purposes of this Agreement and the other Loan Documents, each EBT shall be deemed not to constitute an Affiliate of the Borrower or any Subsidiary.

“Agent Parties” has the meaning assigned to such term in Section 10.01.

“Alternate Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. Notwithstanding the foregoing, the Alternate Base Rate shall not be less than zero for purposes of this Agreement.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and all other laws, rules, and regulations of any jurisdiction concerning or relating to bribery or corruption.

“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means for any day with respect to any ABR Loan or Fixed Rate Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Fixed Rate Spread” or “Commitment Fee Rate”, as the case may be, based upon the Credit Rating:

Level	Credit Rating (S&P/Moody’s/Fitch)	Fixed Rate Spread	ABR Spread	Commitment Fee Rate
I	> BBB+ / Baa1 / BBB+	1.00%	0.00%	0.125%
II	BBB / Baa2 / BBB	1.25%	0.25%	0.15%
III	BBB- / Baa3 / BBB-	1.375%	0.375%	0.175%
IV	BB+ / Ba1 / BB+	1.50%	0.50%	0.25%
V	< BB / Ba2 / BB	1.75%	0.75%	0.30%

For purposes of the foregoing, (a) if the Borrower shall not maintain a public Credit Rating from at least two Rating Agencies, the Credit Rating shall be deemed to be (i) Level V, if the Borrower has no public Credit Rating and (ii) one level lower than the Borrower’s public Credit Rating, if the Borrower has one public Credit Rating, (b) if the Borrower shall maintain a public Credit Rating from only two Rating Agencies, then the higher of such Credit Ratings shall apply, unless there is a split in Credit Ratings of more than one ratings level, in which case the Credit Rating that is one level lower than the higher of the Borrower’s two Credit Ratings shall apply, and (c) if the Borrower shall maintain a public Credit Rating from all three Rating Agencies, if (i) two Credit Ratings are equivalent and the third Credit Rating is lower, the higher Credit Rating shall apply, (ii) two Credit Ratings are equivalent and the third Credit Rating is higher, the lower Credit Rating shall apply and (iii) no Credit Ratings are equivalent, the Credit Rating that is neither the highest nor the lowest Credit Rating shall apply; provided that if the Credit Ratings established or deemed to have been established by any Rating Agency shall be changed (other than as a result of a change in the rating system of such Rating Agency), such change shall be effective as of the date on which it is first announced by the applicable Rating Agency.  Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

“Approved Fund” has the meaning assigned to such term in Section 10.04.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent and reasonably acceptable to the Borrower.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its subsidiaries for its 2017 fiscal year, and the related consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries and the notes thereto.

“Available Currency” means Sterling, Euro, Canadian Dollars, Swiss francs, Japanese yen or any other freely available currency requested by the Borrower and approved by the Administrative Agent and each Revolving Lender which is freely transferable and freely convertible into Dollars and in which dealings are carried on in the European interbank market. The term “Available Currency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are denominated in an Available Currency.

“Available Currency Exposure” means, at any time, the aggregate principal Dollar Amount of all Available Currency Loans outstanding at such time and the aggregate amount of LC Exposure that is denominated in one or more Available Currencies.

“Available Currency Loan” means a Revolving Loan denominated in an Available Currency.

“Available Currency Rate” means, in relation to any Interest Period and the related Available Currency Borrowing:

(i)       the applicable Screen Rate (as defined below in this definition); or

(ii)      if no Screen Rate is available for that Interest Period of that Borrowing, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request quoted by the Reference Banks (as defined below in this definition) to leading banks in the European interbank market as of 11.00 am (Brussels time) on the applicable Quotation Day for the offering of deposits in the applicable Available Currency and for a period comparable to that Interest Period. As used in this definition, the term “Screen Rate” means the percentage rate per annum displayed for the applicable Available Currency on the appropriate Bloomberg page screen as determined by the Administrative Agent; provided that for Revolving Loans denominated in Canadian Dollars, the Screen Rate shall be the rate per annum equal to the Canadian Dealer Offered Rate, as published on the applicable Bloomberg page screen. If the agreed page is replaced or service ceases to be available, the Administrative Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders. As used in this definition, “Reference Banks” means the Lenders named as Syndication Agent or Co-Documentation Agents hereunder (other than HSBC Bank plc) and any other bank or financial institution appointed as a Reference Bank by the Administrative Agent in consultation with the Borrower that has agreed to be a Reference Bank.

Subject to Section 2.14, if the Available Currency Rate is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation as required hereby, the Available Currency Rate shall be determined on the basis of the quotations of the remaining Reference Banks. Notwithstanding the foregoing, the Available Currency Rate shall not be less than zero for purposes of this Agreement.

“Available Currency Sublimit” means an amount equal to the aggregate Revolving Commitments. The Available Currency Sublimit is part of, and not in addition to, the aggregate Revolving Commitments.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower Materials” has the meaning assigned to such term in Section 5.01.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Fixed Rate Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with (a) a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market and (b) an Available Currency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the Available Currency applicable to such Loan in the European interbank market and any day that is not a TARGET Day.

“Canadian Dollar” or “Cdn.$” means the lawful currency of Canada.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that all obligations of any Person that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on the Effective Date (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a capitalized lease) for purposes of this Agreement regardless of any change in GAAP following the Effective Date that would otherwise require such obligation to be recharacterized as a Capital Lease Obligation.

“Change in Control” means (a) the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the Effective Date, by any Person or group (within the meaning of Rule 13d-3 of the Securities Exchange Commission under the Securities Exchange Act of 1934, as then in effect) (other than a Person of which the Borrower is a direct or indirect wholly owned subsidiary as long as such Person guarantees the Loan Obligations on terms reasonably satisfactory to the Administrative Agent) of shares representing more than thirty-five percent (35%) of the aggregate ordinary Voting Power represented by the issued and outstanding shares of the Borrower (or any Person of which the Borrower is a direct or indirect wholly owned subsidiary) or (b) during any period of 12 consecutive months, occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) approved or appointed by directors so nominated.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement (including any law, rule or regulations currently under contemplation as of the date of this Agreement), (b) any change in any law, rule or regulation or in the interpretation, application or implementation thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. The Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche A-1 Loans, Tranche A-2 Loans, or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Term Commitment or an Extended Revolving Commitment.

“Co-Documentation Agents” means Citibank, N.A., London Branch, HSBC Bank plc, Royal Bank of Canada and Wells Fargo Bank, National Association, in their capacity as co-documentation agents, and each of their successors in such capacity.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means a Revolving Commitment, a Term Commitment or an Incremental Revolving Commitment or any combination thereof (as the context requires).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a compliance certificate substantially in the form of Exhibit B.

“Consolidated” means the resultant consolidation of the financial statements of the Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the most recent consolidated financial statements referred to in Section 3.04 hereof.

“Consolidated Depreciation and Amortization Charges” means, for any period, the aggregate of all depreciation and amortization charges including but not limited to those relating to fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of the Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated EBITDA” means, for any Test Period, as determined on a Consolidated basis and in accordance with GAAP, Consolidated Net Earnings for such Test Period:

(a)       plus the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, (iii) Consolidated Depreciation and Amortization Charges, (iv) non-cash charges or expenses in connection with options, restricted stock, restricted stock units or other equity level awards under any Borrower incentive plan, (v) cash non-recurring (A) fees, costs and expenses incurred in connection with the Transactions and (B) other charges, including acquisition or restructuring charges or expenses related to employee severance or facilities consolidation and acquisition related transactions expenses provided that for any Test Period, the aggregate amount added back under this clause (v)(B) shall not exceed 10% of the Consolidated EBITDA for such period, (vi) any non-cash modifications to pension and post-retirement employee benefit plans, settlement costs incurred to annuitize retirees or facilitate lump-sum buyout offers under pension and post-retirement employee benefit plans or mark-to-market adjustments under pension and post-retirement employee benefit plans provided that for any Test Period, the aggregate amount added back under this clause (vi) shall not comprise more than 5% of the Consolidated EBITDA for such period, (vii) non-cash adjustments resulting from the application of FASB ASC Update No. 2014-09 (Revenue from Contracts with Customers (Topic 606)) effective January 1, 2018, (viii) other non-cash losses or charges, (ix) losses, charges, expenses, costs, accruals or reserves of any kind associated with any litigation (including any legal fees and expenses) and/or payment of actual or prospective legal settlements, fines, judgments or orders and (x) the amount of any losses, charges, expenses, costs, accruals or reserves of any kind associated with any subsidiary of the Borrower attributable to non-controlling interests or minority interests of third parties,

(b)       minus the aggregate amounts included in determining such Consolidated Net Earnings in respect of (i) extraordinary or unusual one-time gains, (ii) income tax benefits (to the extent not netted from income tax expense), excluding any tax benefits in respect of fiscal quarters ending on or prior to February 28, 2018 and (iii) any cash payments made during such period in respect of items described in clause (a)(viii) above subsequent to the fiscal quarter in which the relevant non-cash losses or charges were incurred, and

(c)       excluding the cumulative effect of a change in accounting principles during such period;

provided that, for purposes of calculating the Leverage Ratio and any Pro Forma calculation, Consolidated EBITDA shall include the consolidated earnings before interest, taxes, depreciation and amortization of any Target who was acquired or whose assets were acquired during such period as calculated for the period prior to the acquisition on a basis which is calculated on a good faith basis by a financial or accounting officer of the Borrower or is otherwise in compliance with the requirements of Article 11 of Regulation S-X of the Securities and Exchange Commission and to:

(x)       add back thereto the sum of the following: (A) non-cash charges or expenses in connection with options, restricted stock, restricted stock units or other equity level awards under any employee incentive plan; (B) cash non-recurring charges, including acquisition or restructuring charges or expenses related to employee severance or facilities consolidation and acquisition related transactions expenses provided that for any Test Period, the aggregate amount added back under this clause (B) shall not comprise more than 10% of the total consolidated earnings before interest, taxes, depreciation and amortization of the Target for such period, (C) other non-cash losses or charges, and (D) any taxes related to the foregoing; and

(y)       subtract therefrom (A) extraordinary or unusual one-time gains and (B) any cash payments made during such period in respect of clause (x)(C) above subsequent to the fiscal quarter in which the relevant non-cash losses or charges were incurred.

“Consolidated Funded Indebtedness” means, at any date, the total Indebtedness of the Borrower, as determined on a Consolidated basis and in accordance with GAAP, consisting of debt for borrowed money, reimbursement obligations in respect of drawn, unreimbursed letters of credit or bankers’ acceptances, Capital Lease Obligations and purchase money debt; provided that “Consolidated Funded Indebtedness” shall be (a) adjusted to reflect the effect (in the good faith determination of the Borrower) of any Debt FX Hedge relating to any such Indebtedness, calculated on a mark-to-market basis and (b) calculated to exclude any obligation, liability or indebtedness of such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or indebtedness.

“Consolidated Income Tax Expense” means, for any period, all provisions for taxes paid or payable based on the gross or net income of the Borrower (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), and all franchise taxes of the Borrower, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the interest expense of the Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Net Earnings” means, for any period, the net income (loss) of the Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP excluding therefrom however, to the extent otherwise included therein: (a) the income (or loss) of any Person (other than a Subsidiary) in which the Borrower or a Subsidiary has an ownership interest to the extent recorded separately on the financial statements of the Borrower as income from equity investments; provided, however, that Consolidated Net Earnings shall include amounts in respect of such income when actually received in cash by the Borrower or such Subsidiary in the form of dividends or similar distributions and (b) the income of any Subsidiary to the extent the payment of such income in the form of a distribution or repayment of any Indebtedness to the Borrower or a Subsidiary is not permitted on account of any restriction in by-laws, articles of incorporation or similar governing document or any agreement applicable to such Subsidiary.

“Consolidated Total Assets” means, at any time, the total assets appearing on the most recently prepared consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the most recent fiscal quarter of the Borrower and its Subsidiaries for which such balance sheet is available, prepared in accordance with GAAP.

“Contract Rate” has the meaning assigned to such term in Section 10.13(a).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise Voting Power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Rating” means the public rating that has been most recently announced by a Rating Agency with respect to the corporate family rating or corporate rating of the Borrower.

“Debt FX Hedge” means any Hedge Agreement entered into for the purpose of hedging currency-related risks in respect of any Indebtedness of the type described in the definition of “Consolidated Funded Indebtedness”.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to the last paragraph of Section 2.20, any Person (other than the Borrower or any of its Subsidiaries) that has (a) defaulted on (or is otherwise unable to perform) its funding obligations under this Agreement, including without limitation, to (i) make all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, an Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) notified the Borrower, the Administrative Agent, an Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Person shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Person or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to the last paragraph of Section 2.20) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the Issuing Banks, the Swingline Lender and each other Lender promptly following such determination.

“Disclosed Matters” means all the matters disclosed on Schedule 3.06.

“Disqualified Institution” means any Person identified in writing to the Administrative Agent from time to time that is or becomes a competitor of the Borrower or any of its Subsidiaries, including Affiliates thereof that are clearly identifiable as such solely by their names.

“Disqualified Stock” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable, or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case prior to the date that is 91 days after the stated maturity date for the latest maturing Loans outstanding on the date of issuance of such Equity Interest.

“Dollar Amount” means, as of any date of determination, (a) in the case of any amount denominated in Dollars, such amount, and (b) in the case of any amount denominated in another currency, the amount of Dollars which is equivalent to such amount of other currency as of such date, determined by using the Spot Rate on the date two (2) Business Days prior to such date or on such other date as may be requested by the Borrower and approved by the Administrative Agent.

“Dollars” or “$” refers to lawful currency of the United States of America.

“EBT” means, collectively, the Markit Group Holdings Limited Employee Benefit Trust, together with any successor thereto and any replacement or additional employee benefit trust (or similar vehicle) maintained by the Borrower or its Subsidiaries, together, in each case, with any subsidiary thereof.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Election Date” means, with respect to any fiscal quarter, the date that is the deadline for the Borrower’s delivery of the financial statements pursuant to Section 5.01(a) or (b), as applicable, and the corresponding Compliance Certificate required by Section 5.01.

“Elevated Leverage Period” means, with respect to any Trigger Quarter, the period beginning with the first day of such Trigger Quarter and continuing until and ending on the last day of the fiscal quarter of the Borrower (a) identified by the Borrower as the end of the period for which the Maximum Leverage Ratio is increased to 4.00 to 1.00 and (b) for which the actual Leverage Ratio is less than or equal to 3.75 to 1.00; provided, that, in no event shall any Elevated Leverage Period last longer than four consecutive fiscal quarters (including the related Trigger Quarter).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, directives, policies, guidelines, permits, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, the management, or release or threatened release into the environment, of any hazardous or toxic substances or wastes or, to the extent relating to exposure to hazardous or toxic substances or wastes, to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of the capital stock, partnership interests, membership interest in a limited liability company or unlimited liability company, beneficial interests in a trust or other equity interests or any warrants, options or other rights to acquire such interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity, whether or not incorporated, that is under common control of the Borrower within the meaning of Section 4001(a)(14) of ERISA or any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure of the Borrower or any ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or any failure of by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA; (c) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, (1) concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA or (2) that the PBGC has issued a partition order under Section 4233 of ERISA with respect to the Multiemployer Plan; or (h) any Plan is determined, or expected to be determined, to be in “at risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.1

“euro” or “Euro” means the single currency of the Participating Member States.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Eurodollar Rate but not including any Loan or Borrowing bearing interest at a rate determined by reference to clause (c) of the definition of the term “Alternate Base Rate”.

“Eurodollar Rate” means (a) for any Interest Period with respect to a Eurodollar Loan, the rate per annum (and solely with respect to Tranche A-2 Loans that are Eurodollar Loans, rounded upwards, if necessary, to the next 1/16th of 1.0%) equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent and published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)       for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 A.M., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day;

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1 The EU Bail-In Legislation Schedule may be found at http://www.lma.eu.com/uploads/files/EU%20BAIL-IN%20LEGISLATION%20SCHEDULE%20131334-2-14%20v3%200.pdf

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent. Notwithstanding the foregoing, the Eurodollar Rate shall not be less than zero for purposes of this Agreement.

“Event of Default” has the meaning assigned to such term in Section 8.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower under any Loan Document, (a) Taxes imposed on (or measured by) its net income (however denominated), franchise Taxes and branch profits Taxes in each case imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (b) Other Connection Taxes, (c) in the case of a Lender, any withholding tax that is imposed by any jurisdiction in which the Borrower is resident for tax purposes on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)) or designates a new lending office, except to the extent that such Lender (or its assignor, if any) was entitled, immediately before the designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.17(a), (d) Taxes attributable to a Lender’s or the Issuing Bank’s failure to comply with Section 2.17(e) or Section 2.17(g) and (e) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Credit Agreement dated as of July 12, 2016, among the Borrower, Markit Group Holdings Limited, IHS Global Inc, IHS Global S.A., the lenders party thereto and Bank of America, N.A. as administrative agent, as amended, supplemented or otherwise modified prior to the date hereof.

“Existing Letters of Credit” means the letters of credit issued under the Existing Credit Agreement which are outstanding on the Effective Date and set forth on Schedule 1.01.

“Extended Revolving Commitment” has the meaning assigned to such term in Section 2.25.

“Extending Lender” has the meaning assigned to such term in Section 2.25.

“Extension Agreement” has the meaning assigned to such term in Section 2.25.

“Extension Date” has the meaning assigned to such term in Section 2.25.

“Extension Request” has the meaning assigned to such term in Section 2.25.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law, regulation, rule, promulgation, guidance notes, practices or official agreement implementing an official government agreement with respect to the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent. Notwithstanding the foregoing, the Federal Funds Rate shall not be less than zero for purposes of this Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fitch” means Fitch Ratings Inc. (or any successor thereto).

“Fixed Rates” means the Available Currency Rate and the Eurodollar Rate. The term “Fixed Rate”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to a Fixed Rate.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the jurisdiction in which the Borrower is located. For purposes of this definition, the United States of America, any State thereof or the District of Columbia shall be deemed to be one jurisdiction and Canada and any province or territory thereof shall be deemed to be one jurisdiction.

“Fronting Parties” means the Swingline Lender and the Issuing Bank.

“Fully Satisfied” or “Full Satisfaction” means, as of any date, that on or before such date, (i) the principal of and interest accrued to such date on the Loan Obligations shall have been paid in full in cash, (ii) all fees, expenses and other amounts which constitute Loan Obligations shall have been paid in full in cash; (iii) the Commitments shall have expired or irrevocably been terminated; and (iv) the contingent LC Exposure shall have been secured by: (A) the grant of a first priority, perfected Lien on cash or cash equivalents in an amount at least equal to 100% of the amount of such LC Exposure or other collateral which is acceptable to the applicable Issuing Bank, in its sole discretion or (B) the issuance of a “back-to-back” letter of credit in form and substance acceptable to the applicable Issuing Bank with an original face amount at least equal to 100% of the amount of such LC Exposure and issued by an issuing bank satisfactory to the applicable Issuing Bank in its sole discretion.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government and any group or body charged with setting financial accounting or regulatory capital rules or standards (including without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation (including any obligations under an operating lease) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation (including any obligations under an operating lease) of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls and radon gas, in each case, that are regulated or can give rise to liability pursuant to any Environmental Law.

“Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries shall be a Hedge Agreement.

“Immaterial Subsidiary” means, as of any date of determination, each Subsidiary that has revenue of less than 10% of the Borrower’s consolidated revenue determined as of the last day of the most recently ended Test Period.

“Increased Commitment Supplement” means a supplement to this Agreement substantially in the form of Exhibit C hereto executed pursuant to the terms of Section 2.21.

“Incremental Revolving Commitment” has the meaning assigned to such term in Section 2.21(a).

“Incremental Revolving Facility” has the meaning assigned to such term in Section 2.21(a).

“Incremental Revolving Facility Lender” means, with respect to any Incremental Revolving Facility, each Revolving Lender providing any portion of such Incremental Revolving Facility.

“Incremental Revolving Loans” has the meaning assigned to such term in Section 2.21(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to advances of any kind; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) trade accounts payable incurred in the ordinary course of business and (ii) any earn out obligation or purchase price adjustment until such obligation (A) becomes a liability on the balance sheet (excluding footnotes thereto) in accordance with GAAP and (B) has not been paid within thirty (30) days after becoming due and payable); (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; (f) all Guarantees by such Person of items described in clauses (a)-(e) and (g)-(k) of this definition; (g) all Capital Lease Obligations of such Person; (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit (and other similar documentary credits) and in respect of bankers’ acceptances; (j) all obligations of such Person in respect of mandatory redemption or mandatory dividend rights on Disqualified Stock of such Person but excluding (i) such obligations to the extent such redemption or dividends are payable solely in additional Equity Interests, (ii) obligations in respect of Equity Interests issued to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business, and (iii) repurchase obligations pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time in respect of Equity Interests held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or immediate family members), and (k) all obligations of such Person under any Hedge Agreement. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of the obligations of the Borrower or any Subsidiary in respect of any Hedge Agreement shall, at any time of determination and for all purposes under this Agreement, be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedge

Agreement were terminated at such time giving effect to current market conditions notwithstanding any contrary treatment in accordance with GAAP.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.03(b).

“Information” has the meaning assigned to such term in Section 10.12.

“Interest Coverage Ratio” means, as determined for the most recently completed four fiscal quarters of the Borrower, on a Consolidated basis and in accordance with GAAP, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each February, May, August and November, (b) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means with respect to any Fixed Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, or, if agreed by all applicable Lenders, twelve months thereafter, as the Borrower may elect, provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) at the election of the Borrower, with respect to any Fixed Rate Borrowing to be made on the Effective Date, “Interest Period” means the period specified in the Borrowing Request for such Fixed Rate Borrowing. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means Bank of America, JPMorgan and each other Person that shall have become an Issuing Bank hereunder as provided in Section 2.05(j), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(j). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank (provided that the identity and creditworthiness of the Affiliate is reasonably acceptable to the Borrower), in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank” shall be deemed to be a reference to the relevant Issuing Bank.

“ITA” means the UK Income Tax Act 2007.

“Joint Bookrunners” means, individually or collectively, Merrill Lynch, Pierce, Fenner & Smith Incorporated and JPMorgan in their capacity as joint bookrunners, and each of their successors in such capacity.

“JPMorgan” means JPMorgan Chase Bank, N.A. and its successors.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Sublimit” has the meaning assigned to such term in Section 2.05(b).

“Lead Arrangers” means, individually or collectively, Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan, Citigroup Global Markets, Inc., HSBC Securities (USA) Inc., RBC Capital Markets and Wells Fargo Securities, LLC, in their capacity as lead arrangers, and each of their successors in such capacity.

“Lender Parties” means the Administrative Agent and each Lender.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Increased Commitment Supplement or an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender. A Lender may, in its discretion, arrange for one or more Loans to be made by one or more of its domestic or foreign branches or Affiliates, in which case the term “Lender” shall include any such branch or Affiliate with respect to Loans made by such Person.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement, including the Existing Letters of Credit.

“Leverage Ratio” means, on any date, the ratio of Consolidated Funded Indebtedness as of such date to Consolidated EBITDA for the four (4) fiscal quarters then ended or then most recently ended.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, but excluding, for the avoidance of doubt, such interests under operating leases.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Alternate Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).

“Loan Documents” means this Agreement, the notes executed pursuant to Section 2.09 (if any) and any other document or instrument described by the Borrower and the Administrative Agent as a “Loan Document”. Any reference in this Agreement or any other Loan Document to any Loan Document shall include all appendices, exhibits or schedules thereto.

“Loan Obligations” means all obligations, indebtedness, and liabilities of the Borrower to the Administrative Agent and the Lenders arising pursuant to any of the Loan Documents, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation of the Borrower to repay the Loans, the LC Disbursements, interest on the Loans and LC Disbursements, and all fees, costs, and expenses (including reasonable and documented attorneys’ fees and expenses) provided for in the Loan Documents.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the validity or enforceability of the Loan Documents, taken as a whole or (c) the rights of or remedies available to the Administrative Agent or the Lenders under the Loan Documents, taken as a whole.

“Material Indebtedness” means Indebtedness for borrowed money (other than the Loans and Letters of Credit) of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $150,000,000.

“Material Subsidiary” means any Subsidiary that is not an Immaterial Subsidiary.

“Maximum Rate” has the meaning assigned to such term in Section 10.13(a).

“MGHL” means Markit Group Holdings Limited, a company incorporated under the laws of England and Wales.

“Moody’s” means Moody’s Investors Service, Inc. (or any successor thereto).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Lender” has the meaning assigned to such term in Section 2.21(c).

“Non-Consenting Lender” has the meaning assigned to such term in Section 10.02(c).

“Non-Extending Lender” has the meaning assigned to such term in Section 2.25.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient, Taxes imposed as a result of a present or former connection between the Administrative Agent, any Lender, the Issuing Bank or any other recipient and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent, any Lender, the Issuing Bank or any other recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other transfer or registration Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except, for the avoidance of doubt, such taxes which arise in connection with any transfer or assignment of any Lender’s rights and obligations under any Loan Document (other than a transfer or assignment pursuant to Section 2.19(b)).

“Participant” has the meaning assigned to such term in Section 10.04.

“Participant Register” has the meaning assigned to such term in Section 10.04.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Patriot Act” has the meaning assigned to such term in Section 10.20.

“Payment or Bankruptcy Event of Default” means an Event of Default pursuant to clause (a), (b), (h), (i) or (j) of Section 8.01 (limited in the case of such clause (h), (i) or (j) to the Borrower).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in Section 4002 of ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)       Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)       carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)       pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)       deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)       judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 8.01;

(f)       easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g)       Liens arising in respect of leases permitted by this Agreement;

(h)       leases or subleases entered into by the Borrower or a Subsidiary in good faith with respect to its property not used in its business and which do not materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(i)       statutory and common law landlords’ liens under leases to which the Borrower or one of its Subsidiaries is a party;

(j)       customary Liens (including the right of set-off) in favor of banking institutions encumbering deposits held by such banking institutions incurred in the ordinary course of business;

(k)       any payment or close out netting or set off arrangement pursuant to any Hedge Agreement permitted hereunder; and

(l)       Liens in connection with the sale or transfer of any assets in a transaction permitted hereunder, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness of the type described in clauses (a) or (b) of the definition thereof.

“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or with respect to which the Borrower or any of their ERISA Affiliates has any liability.

“Platform” has the meaning assigned to such term in Section 5.01.

“Principal Repayment Date” has the meaning set forth in Section 2.10(a).

“Pro Forma” means, in reference to any financial calculation hereunder and the proposed transaction requiring such calculation, that such calculation for the applicable period is made: (a) assuming the consummation of the transaction in question, (b) assuming that the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period, (c) to the extent such Indebtedness bears interest at a floating rate, using the rate in effect at the time of calculation for the entire period of calculation, and (d) including in Consolidated EBITDA as provided in the definition thereof, the consolidated earnings before interest, taxes, depreciation and amortization of the Target for the period prior to the acquisition calculated in a manner consistent with the definition of Consolidated EBITDA herein and on a basis which is calculated on a good faith basis by a financial or accounting officer of the Borrower (or otherwise in compliance with the requirements of Article 11 of Regulation S-X of the Securities and Exchange Commission) and the adjustments including, for the avoidance of doubt, provided in clauses (x) and (y) of the proviso to the definition of Consolidated EBITDA.

“Proposed Change” has the meaning assigned to such term in Section 10.02(c).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning assigned to such term in Section 5.01.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)       with respect to a Loan denominated in Sterling, the first day of that period;

(b)       with respect to a Loan denominated in Euro, two TARGET Days before the first day of that period; and

(c)       with respect to a Loan denominated in another Available Currency, two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).

“Rating Agency” means each of S&P, Moody’s and Fitch.

“Refinancing” means the repayment in full or deemed repayment in full, as the case may be, of all unpaid principal and accrued interest and fees under the Existing Credit Agreement, the termination of all commitments thereunder, the rolling of any Existing Letters of Credit into this Agreement and the payment of all breakage costs (if any) arising under the Existing Credit Agreement as a result of the termination of the applicable agreement on a date other than the last day of an interest period thereunder.

“Register” has the meaning assigned to such term in Section 10.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Removal Effective Date” has the meaning assigned to such term in Section 9.06(b).

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Revolving Commitments representing greater than 50% of the sum of the total Revolving Exposures, outstanding Term Loans and unused Revolving Commitments at such time.

“Resignation Effective Date” has the meaning assigned to such term in Section 9.06(a).

“Responsible Officer” means the chief executive officer, president, executive vice president, senior vice president, vice president, chief financial officer, treasurer, assistant treasurer or controller of the Borrower, the secretary or any assistant secretary of the Borrower and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased or established from time to time pursuant to an Increased Commitment Supplement, and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment or in the Increased Commitment Supplement pursuant to which such Lender shall have become a Lender, as applicable. As of the Effective Date, the aggregate amount of the Lenders’ Revolving Commitments is $2,000,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal Dollar Amount of such Lender’s Revolving Loans and the sum of the following calculated, without duplication, its LC Exposure and Swingline Exposure at such time.

“Revolving Facility” means the Revolving Commitments and the Revolving Loans made thereunder.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means each Loan made pursuant to clause (b) of Section 2.01 and any Incremental Revolving Loan.

“Revolving Maturity Date” means (a) June 23, 2023 and (b) with respect to Extended Revolving Commitments, the final maturity date therefor as specified in the applicable Extension Agreement.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc. (or any successor thereto).

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (as of the date hereof, Cuba, Iran, North Korea, the Crimea region of Ukraine and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of specially designated Persons maintained by OFAC, the U.S. Department of State, United

Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person that has a place of business, or is organized or resident, in a jurisdiction that is the subject of any comprehensive territorial Sanctions, (c) any Governmental Authority of any Sanctioned Country or (d) any Person owned or controlled by any such Person.

“Sanction(s)” means economic or financial sanctions or trade embargoes enacted, imposed, administered or enforced from time to time by (a) OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Unavailability Date” has the meaning assigned to such term in Section 2.14(b)(ii).

“Specified LC Sublimit” means, with respect to any Issuing Bank, such Issuing Bank’s pro rata share of the LC Sublimit (as determined on the Effective Date based on the pro rata share of such Issuing Bank (or its lending affiliate) of the aggregate Revolving Commitments held by all Issuing Banks (or their lending affiliates) on the Effective Date) or such other amount as specified in the agreement pursuant to which such person becomes an Issuing Bank hereunder or, in each case, such larger amount not to exceed the LC Sublimit as the Administrative Agent and the applicable Issuing Bank may agree.

“Spot Rate” means, with respect to any day, the rate determined on such date on the basis of the offered exchange rates, as reflected in the foreign currency exchange rate display of the Bloomberg screen page (or on any successor or substitute page, or any successor to or substitute for Bloomberg, providing exchange rate quotations comparable to those currently provided by the Bloomberg on such page, as determined by the Administrative Agent from time to time) at or about 11:00 A.M. (New York City time), to purchase Dollars with the other applicable currency, provided that, if at least two such offered rates appear on such display, the rate shall be the arithmetic mean of such offered rates and, if no such offered rates are so displayed, the Spot Rate shall be determined by the Administrative Agent on the basis of the arithmetic mean of such offered rates as determined by the Administrative Agent in accordance with its normal practice.

“Sterling” and “£” shall mean the lawful currency of the United Kingdom.

“subsidiary” means with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the Voting Power is at the time owned or held, directly or indirectly, by such Person, such Person and one or more subsidiaries of such Person or one or more subsidiaries of such Person. Notwithstanding the foregoing, it is understood and agreed that (i) each EBT shall be deemed not to constitute a subsidiary of the Borrower for all purposes of the Loan Documents, except for purposes of financial reporting on a Consolidated basis to the extent required by GAAP and (ii) if the financial results of any entity that is non-wholly owned by the Borrower are not required to be consolidated with the Borrower pursuant to GAAP, such non-wholly owned entity (and any direct or indirect subsidiary thereof) shall be deemed not to constitute a subsidiary of the Borrower for all purposes of the Loan Documents, including for purposes of financial reporting on a Consolidated basis.

“Subsidiary” means any subsidiary of the Borrower.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means Bank of America, N.A., in its capacity as lender of Swingline Loans hereunder. “Swingline Loan” means a Loan made pursuant to Section 2.04.

“Syndication Agents” means JPMorgan, in its capacity as Syndication Agent, and its successors in such capacity.

“Target” means a Person who is to be acquired or whose assets are to be acquired in a transaction permitted hereby.

“TARGET 2” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET 2 is open for the settlement of payments in euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, with respect to each Lender, such Lender’s Tranche A-1 Commitment or Tranche A-2 Commitment.

“Term Lender” means, at any time, a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan” means, collectively the Tranche A-1 Loans and the Tranche A-2 Loans.

“Term Maturity Date” means July 12, 2021.

“Testing Election” has the meaning assigned to such term in Section 1.06(b).

“Test Period” means, as of any date, the period of four consecutive fiscal quarters then most recently ended for which financial statements under Section 5.01(a) or Section 5.01(b), as applicable, have been delivered (or are required to have been delivered); it being understood and agreed that prior to the first delivery (or required delivery) of financial statements pursuant to Section 5.01(a), “Test Period” means the period of four consecutive fiscal quarters most recently ended for which financial statements of the Borrower are available.

“Tranche A-1 Commitment” means, with respect to each Tranche A-1 Lender, the commitment of such Lender to make a Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Tranche A-1 Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche A-1 Commitment, as applicable. The initial aggregate amount of the Lenders’ Tranche A-1 Commitments on the Effective Date is $598,600,000.

“Tranche A-1 Loan” means the loans or advances made by the Tranche A-1 Lenders to the Borrower pursuant to this Agreement on the Effective Date.

“Tranche A-1 Lender” means, at any time, a Lender with a Tranche A-1 Commitment or an outstanding Tranche A-1 Loan at such time.

“Tranche A-2 Commitment” means, with respect to each Tranche A-2 Lender, the commitment of such Tranche A-2 Lender to make a Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Tranche A-2 Loan to be made by such Tranche A-2 Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Tranche A-2 Lender pursuant to Section 10.04. The initial amount of each Tranche A-2 Lender’s Tranche A-2 Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche A-2 Commitment, as applicable. The initial aggregate amount of the Tranche A-2 Lenders’ Tranche A-2 Commitments on the Effective Date is $501,875,000.

“Tranche A-2 Lender” means, at any time, a Lender with a Tranche A-2 Commitment or an outstanding Tranche A-2 Loan.

“Tranche A-2 Loan” means the loans or advances made by the Tranche A-2 Lenders to the Borrower pursuant to this Agreement on the Effective Date.

“Transactions” means the execution, delivery and performance by the Borrower of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof, the issuance of Letters of Credit hereunder, the Refinancing and the payment of related fees and expenses.

“Trigger Quarter” means a fiscal quarter that the Borrower has designated in writing as such and for which the Borrower has notified the Administrative Agent that an Acquisition Threshold has been achieved; provided that with respect to any acquisition or similar investment, a Trigger Quarter shall be deemed to have been elected for the fiscal quarter during which such acquisition or similar investment was closed if the Borrower shall have assumed that an Elevated Leverage Period existed when calculating Pro Forma compliance.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Fixed Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Qualifying Lender” means a Lender which is beneficially entitled to interest and fees payable to it in respect of a Borrowing or a Letter of Credit issued to the Borrower pursuant to this Agreement (a “UK Loan”) and is (a) a bank (as defined for the purposes of s.879 ITA) making a UK Loan and which is subject to United Kingdom corporation tax in respect of interest payments made in respect of the UK Loan; or (b) a Lender in respect of a UK Loan made by a Person that was a bank (as defined for the purposes of s.879 ITA) at the time that that UK Loan was made and which is subject to United Kingdom corporation tax in respect of interest payments made in respect of the UK Loan; or (c) a UK Treaty Lender; or (d) a company resident in the United Kingdom, or a partnership each member of which is a company resident in the United Kingdom for United Kingdom tax purposes; or (e) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest and fees payable to it in respect of the UK Loan in computing its chargeable profits for the purposes of Section 19 CTA.

“UK Treaty Lender” means a Lender: (a) that is resident in a jurisdiction with which the United Kingdom has a double taxation agreement which makes provision for full exemption from United Kingdom taxation imposed on interest and fees (a “Treaty”); (b) which does not carry on business in the United Kingdom through a permanent establishment with which a payment of interest or fees under a Borrowing or a Letter of Credit issued to the Borrower is effectively connected; and (c) which meets all other conditions (including the completion of any necessary procedural formalities) in the Treaty for full exemption from tax imposed by the United Kingdom on interest and fees payable to that Lender in respect of an advance under a Loan Document.

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person. The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument, legislation or other document herein shall be construed as referring to such agreement, instrument, legislation or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or other modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that it requests an amendment to any provision hereof to preserve the original intent thereof and to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. The Borrower shall not be required to pay to any Lender Party any fees in connection with any amendment, the sole purposes of which is to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof, other than fees and expenses contemplated by Section 10.03(a).

Section 1.05 Conversion of Foreign Currencies.

(a)       Exchange Rates Generally. Notwithstanding anything to the contrary in clause (b) below, for purposes of any determination under Article V, Article VI or Article VIII with respect to the amount of any Indebtedness, Lien or other transaction, event or circumstance, or any determination under any other provision of this Agreement, (any of the foregoing, a “specified transaction”), in a currency other than Dollars, (i) the equivalent amount in Dollars of a specified transaction in a currency other than Dollars shall be calculated based on the Spot Rate on the date of such specified transaction; provided, that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.01 and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any specified transaction so long as such specified transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i). For purposes of Article VII and the calculation of compliance with any financial ratio for purposes of taking any action hereunder, on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Sections 5.01(a) or (b) (or, prior to the first such delivery, the financial statements referred to in Section 3.04), as applicable, for the relevant Test Period; provided that the amount of any Indebtedness that is subject to a Debt FX Hedge shall be adjusted to reflect the effect (in the good faith determination of the Borrower) of any Debt FX Hedge relating to any such Indebtedness, calculated on a mark-to-market basis. Notwithstanding the foregoing or anything to the contrary herein, to the extent that the Borrower would not be in compliance with any provision of Article VII if any Indebtedness denominated in a currency other than Dollars were to be translated into Dollars on the basis of the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Section 5.01(a) or (b), as applicable, for the relevant Test Period, but would be in compliance with such provision if such Indebtedness that is denominated in a currency other than in Dollars were instead translated into Dollars on the basis of the average relevant currency exchange rates over such Test Period (taking into account the currency effects of any Hedge Agreement permitted hereunder and entered into with respect to the currency exchange risks relating to such Indebtedness), then, solely for purposes of compliance with Article VII, the Interest Coverage Ratio and/or the Leverage Ratio as of the last day of such Test Period shall be calculated on the basis of such average relevant currency exchange rates; provided that the amount of any Indebtedness that is subject to a Debt FX Hedge shall be adjusted to reflect the effect (in the good faith determination of the Borrower) of any Debt FX Hedge relating to any such Indebtedness, calculated on a mark-to-market basis.

(b)       Dollar Equivalents. The Administrative Agent may determine the Spot Rate as of each Business Day to be used for calculating the Dollar Amount of any Loans and Letters of Credit that are denominated in any Available Currency, and a determination thereof by the Administrative Agent shall be conclusive absent manifest error. The Administrative Agent may, but shall not be obligated to, rely on any determination of any Dollar Amount of any Loans and Letters of Credit that are denominated in any Available Currency by the Borrower. The Administrative Agent may determine or redetermine the Dollar Amount of any Loans and Letters of Credit that are denominated in any Available Currency on any date either in its own discretion or upon the request of any Lender.

(c)       Rounding-Off. The Administrative Agent may set up appropriate rounding-off mechanisms or otherwise round-off amounts hereunder to the nearest higher or lower amount in whole Dollars, Sterling, Euro, whole other currency or smaller denomination thereof to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars, whole Sterling, whole Euro, whole other currency or in whole smaller denomination thereof, as may be necessary or appropriate.

Section 1.06 Certain Calculations and Tests. (a) Notwithstanding anything to the contrary herein, but subject to Sections 1.06(b) and (c), all financial ratios and tests (including the Leverage Ratio, the Interest Coverage Ratio and the amount of Consolidated EBITDA) contained in this Agreement that are calculated with respect to any Test Period shall be calculated with respect to such Test Period on a Pro Forma basis.

(b)       Notwithstanding anything to the contrary herein (including in connection with any calculation made on a Pro Forma basis), to the extent that the terms of this Agreement require (i) compliance with any financial ratio or test (including, without limitation, Section 7.01, Section 7.02, any Leverage Ratio test and/or any Interest Coverage Ratio test) and/or any cap expressed as a percentage of Consolidated EBITDA or (ii) the absence of a Default or Event of Default (or any type of Default or Event of Default) or the making of representations and warranties by each Loan Party as set forth in the Loan Documents as conditions to the assumption or incurrence of Indebtedness in connection with an acquisition or similar investment, the determination of whether the relevant condition is satisfied may be made, at the election (any such election, a “Testing Election”) of the Borrower at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such acquisition or investment or (y) the consummation of such acquisition or investment after giving effect to the relevant acquisition or investment on a Pro Forma basis.

(c)       For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including, without limitation, Section 7.01, Section 7.02 , any Leverage Ratio test, any Interest Coverage Ratio test and/or the amount of Consolidated EBITDA), such financial ratio or test shall be calculated at the time such action is taken (subject to clause (b) above), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

ARTICLE II

The Credits

Section 2.01 Commitments. Subject to the terms and conditions set forth herein:

(a)       Term Loans.

(i)    Subject to the terms and conditions set forth herein each Tranche A-1 Lender severally agrees to make an advance in Dollars to the Borrower on the Effective Date in a principal amount equal to its Tranche A-1 Commitment. Amounts repaid or prepaid in respect of the Tranche A-1 Loans may not be reborrowed.

(ii)   Subject to the terms and conditions set forth herein each Tranche A-2 Lender severally agrees to make an advance in Dollars to the Borrower on the Effective Date in a principal amount equal to its Tranche A-2 Commitment. Amounts repaid or prepaid in respect of the Tranche A-2 Loans may not be reborrowed.

(b)       Revolving Loans. Each Revolving Lender severally agrees to make advances to the Borrower in Dollars or in any Available Currency from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment, (ii) in the case of any Available Currency Borrowings, the Available Currency Exposures exceeding the Available Currency Sublimit or (iii) the Revolving Exposures exceeding the total Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.02 Loans and Borrowings.

(a)       Loans Made Ratably. Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)       Initial Type of Loans. Subject to Section 2.07 and 2.14, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Fixed Rate Loans as the Borrower may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings unless the Borrower shall have delivered to the Administrative Agent an agreement that it will be bound by the provisions of Section 2.16 notwithstanding that this Agreement might not then be effective at least three Business Days prior to the Effective Date. Term Loans may not include any Available Currency Borrowing. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Fixed Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)       Minimum Amounts; Limitation on Fixed Rate Borrowings. At the commencement of each Interest Period for any Fixed Rate Borrowing, such Borrowing shall be in an aggregate Dollar Amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate principal amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate principal amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f). Each Swingline Loan shall be in an amount that is an integral multiple of $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve Fixed Rate Borrowings outstanding at the same time.

(d)       Limitation on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Fixed Rate Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or Term Maturity Date, as applicable.

Section 2.03 Requests for Borrowings. To request a Revolving Borrowing or a Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone or delivery of a Borrowing Request (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing (provided that, if such Eurodollar Borrowing is a Borrowing to be made on the Effective Date, such request shall be made not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing); (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the Business Day of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f) must be given not later than 11:00 A.M., New York City time, on the date of the proposed Borrowing; (c) in the case of a Fixed Rate Borrowing denominated in Sterling, Euro or Canadian Dollars, not later than 11:00 A.M., London, England time, three Business Days before the date of the proposed Borrowing; and (d) in the case of a Fixed Rate Borrowing denominated in any other Available Currency, not later than 11:00 A.M., London, England time, three Business Days before the date of the proposed Borrowing or, if different, the number of days before the date of the proposed Borrowing that is standard for the applicable Available Currency in accordance with the Administrative Agent’s standard practice. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or other electronic platform or electronic transmission approved by the Administrative Agent of a written Borrowing Request in the form attached hereto as Exhibit E or in such other form as may be approved by the Administrative Agent, signed by a Responsible Officer of the Borrower and delivered to the Administrative Agent. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Sections 2.02 and 2.07:

(i)       Whether the requested Borrowing is to be a Revolving Borrowing or a Term Borrowing;

(ii)       if the requested Borrowing is a Revolving Borrowing, the currency in which such Borrowing will be denominated;

(iii)       the aggregate principal amount of such Borrowing;

(iv)       the date of such Borrowing, which shall be a Business Day;

(v)       whether such Borrowing is to be an ABR Borrowing or a Fixed Rate Borrowing;

(vi)       in the case of a Fixed Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vii)       the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Dollar Borrowing. If no Interest Period is specified with respect to any requested Fixed Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Swingline Loans.

(a)       Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion make Swingline Loans in Dollars to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000 or (ii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)       Borrowing Procedure. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy or other electronic transmission approved by the Administrative Agent), not later than 11:00 A.M., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date of (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender or by wire transfer, automated clearing house debit or interbank transfer to such other account, accounts or Person designated by the Borrower (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by 4:00 P.M., New York City time, on the requested date of such Swingline Loan.

(c)       Revolving Lender Participation in Swingline Loans. The Swingline Lender may by written notice given to the Administrative Agent not later than 11:00 A.M., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate principal amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give written notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

Section 2.05 Letters of Credit.

(a)       General.

(i)     Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, denominated in Dollars or an Available Currency and in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving

Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.(ii) The Issuing Bank shall not issue any Letter of Credit, if:

(A)      any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing the Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it; or

(B)       the issuance of the Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally.

(iii)       All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Effective Date shall be subject to and governed by the terms and conditions hereof.

(b)       Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency in which such Letter of Credit will be denominated (which must be either Dollars or an Available Currency), the name and address of the beneficiary thereof, the account party for such Letter of Credit (and if no account party is designated, the account party shall be deemed to be the Borrower) and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower shall also submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed a Dollar Amount equal to $75,000,000 (the “LC Sublimit”); (ii) the total Revolving Exposures shall not exceed the total Revolving Commitments and (iii) with respect to any Issuing Bank, the stated amount of all outstanding Letters of Credit issued by such

Issuing Bank shall not exceed the applicable Specified LC Sublimit of such Issuing Bank then in effect.

(c)       Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) (provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods not to extend past the date in clause (ii) below) and (ii) the date that is five Business Days prior to the Revolving Maturity Date.

(d)       Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)       Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in the currency in which it is denominated not later than 4:00 P.M., New York City time, on the Business Day immediately following the day that the Borrower receives notice of such LC Disbursement; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Sections 2.03 or 2.04 that such payment be financed with a Swingline Loan or a Revolving Borrowing (which, if the LC Disbursement is denominated in an Available Currency, may be denominated in Available Currency), in each case, in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender in writing of the applicable LC Disbursement, the Dollar Amount of the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent in Dollars its Applicable Percentage of the Dollar Amount of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. After receipt of any payments from the Revolving Lenders under this paragraph, the Borrower’s obligation to reimburse such LC Disbursement, if originally denominated in an Available Currency, shall convert to a Dollar denominated obligation in a Dollar Amount calculated as of date the payments by the Revolving Lenders are received and any future payments by the Borrower in respect thereof shall be made in Dollars.

(f)       Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:

(i)       any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii)       the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)       any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)       waiver by the Issuing Bank of any requirement that exists for the Issuing Bank’s protection and not the protection of the Borrower or any waiver by the Issuing Bank which does not in fact materially prejudice the Borrower;

(v)       honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)       any payment made by the Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii)       any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; or any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii)       any adverse change in the relevant exchange rates or in the availability of the relevant Available Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or

(ix)       any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid.

(g)       Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or other electronic transmission approved by the Administrative Agent) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)       Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)       Replacement and Resignation of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the relevant Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)       Cash Collateralization. If any Event of Default exists, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph or when cash collateral is otherwise required under this Agreement, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure applicable to such Letters of Credit as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 8.01. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under the Loan Documents with respect to the LC Exposure applicable to such Letters of Credit. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements made with respect to Letters of Credit issued for the account of the Borrower and for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for its LC Exposure at such time. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k)       Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the Issuing Bank shall not be responsible to the Borrower for, and the Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where the Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

Section 2.06 Funding of Borrowings.

(a)       By Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in Dollars or the applicable Available Currency by 1:00 P.M., New York City time and in the case of Available Currency Loans 12:00 noon London, England time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent or by wire transfer, automated clearing house debit or interbank transfer to such other account, accounts or Persons designated by the Borrower in the Borrowing Request; provided that Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)       Fundings Assumed Made. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If both the Borrower and the applicable Lender makes the payment required under this clause, the Administrative Agent shall return to the Borrower that amount it paid hereunder if no Default exists.

Section 2.07 Interest Elections.

(a)       Conversion and Continuation. Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Fixed Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Fixed Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)       Delivery of Interest Election Request. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower was requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election; provided that elections made with respect to Available Currency Borrowings shall only be made in writing pursuant to the next sentence. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or other electronic transmission approved by the Administrative Agent of a written Interest Election Request in the form of Exhibit F hereto or such other form as the Administrative Agent shall approve, signed by the Borrower and delivered to the Administrative Agent.

(c)       Contents of Interest Election Request. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02 and paragraph (f) of this Section:

(i)       the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)       the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)       whether the resulting Borrowing is to be an ABR Borrowing or a Fixed Rate Borrowing; and

(iv)       if the resulting Borrowing is a Fixed Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Fixed Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)       Notice to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)       Automatic Conversion. If the Borrower fails to deliver a timely Interest Election Request with respect to a Fixed Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Fixed Rate Borrowing with an Interest Period of one month.

(f)       Limitations on Election. Notwithstanding any contrary provision hereof, if an Event of Default exists and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing, (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) no outstanding Available Currency Borrowing may be continued for an Interest Period longer than one month. No Available Currency Borrowing may be converted to an ABR Borrowing and no Borrowing denominated in one currency can be converted to another currency except as otherwise specifically provided herein.

Section 2.08 Termination and Reduction of Commitments.

(a)       Termination Date. Unless previously terminated, (i) the Term Commitments shall terminate when Term Loans pursuant thereto are made and (ii) the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b)       Optional Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000; and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the sum of the Revolving Exposures would exceed the total Revolving Commitments.

(c)       Notice of Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.09 Repayment of Loans; Evidence of Debt.

(a)       Promise to Pay. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan made to the Borrower by such Lender on the Revolving Maturity Date. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Term Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10. The Borrower hereby unconditionally promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Dollar Borrowing is made by the Borrower, the Borrower shall repay all Swingline Loans then outstanding.

(b)       Lender Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)       Administrative Agent Records. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)       Prima Facie Evidence. The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)       Request for a Note. Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.10 Term Loan Amortization.

(a)       Tranche A-1 Loan Amortization. The Borrower shall repay the Term Loans on each date set forth below (each a “Principal Repayment Date”) in the aggregate principal amount set forth opposite such date:

Date	Amount
August 31, 2018	$8,200,000
November 30, 2018	$16,400,000
February 28, 2019	$16,400,000
May 31, 2019	$16,400,000
August 31, 2019	$16,400,000
November 30, 2019	$16,400,000
February 28, 2020	$16,400,000
May 31, 2020	$16,400,000
August 31, 2020	$16,400,000
November 30, 2020	$16,400,000
February 28, 2021	$16,400,000
May 31, 2021	$16,400,000
Maturity Date	$410,000,000

(b)       Tranche A-2 Loan Amortization. The Borrower shall repay the Tranche A-2 Term Loans on each date set forth below (each a “Principal Repayment Date”) in the aggregate principal amount set forth opposite such date:

Date	Amount
August 31, 2018	$6,875,000
November 30, 2018	$13,750,000
February 28, 2019	$13,750,000
May 31, 2019	$13,750,000
August 31, 2019	$13,750,000
November 30, 2019	$13,750,000
February 28, 2020	$13,750,000
May 31, 2020	$13,750,000
August 31, 2020	$13,750,000
November 30, 2020	$13,750,000
February 28, 2021	$13,750,000
May 31, 2021	$13,750,000
Maturity Date	$343,750,000

(c)      Term Maturity Date. To the extent not previously paid, all Term Loans shall be due and payable on the Term Maturity Date.

Section 2.11 Prepayment of Loans.

(a)       Optional Prepayment. The Borrower shall have the right at any time and from time to time to prepay any of its Borrowings in whole or in part, without prepayment penalty or premium subject to the requirements of this Section and Section 2.16; provided that any such prepayment of Term Loans shall be applied to the Tranche A-1 Loans and the Tranche A-2 Loans as directed by the Borrower.

(b)       Mandatory Prepayment of Revolving Exposure. In the event and on such occasion that the Revolving Exposures exceeds the total Revolving Commitments, the Borrower shall prepay so much of its Revolving Borrowings or Swingline Borrowings or provide cash collateral for the LC Exposure in accordance with the requirements of Section 2.05(j), so that after giving effect to all such prepayments and cash collateralizations, the Revolving Exposures (which shall be deemed to be reduced by the amount of the cash collateral provided) do not exceed the total Revolving Commitments. In the event that the Dollar Amount of the Available Currency Exposures exceeds an amount equal to 105% of the Available Currency Sublimit, then one Business Day after the earlier of (x) the Administrative Agent notifying the Borrower of such event and (y) the Borrower becoming aware of such event, the Borrower shall prepay so much of its Available Currency Borrowings or provide cash collateral for the LC Exposure denominated in Available Currencies in accordance with the requirements of Section 2.05(j) so that after giving effect to all such prepayments and cash collateralizations, the Dollar Amount of the Available Currency Exposures (which shall be deemed to be reduced by the amount of the cash collateral provided) shall not exceed 100% of the Available Currency Sublimit.

(c)       [Reserved].

(d)       Selection of Borrowing to be Prepaid. Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (e) of this Section.

(e)       Notice of Prepayment; Application of Prepayments. The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy or other electronic transmission approved by the Administrative Agent), of any prepayment hereunder (i) in the case of prepayment of a Eurodollar, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment, (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 P.M., New York City time, on the date of prepayment, (iv) in the case of prepayment of a Sterling Borrowing, not later than 9:30 A.M., London, England time, two Business Days before the date of prepayment and (v) in the case of prepayment of any other type of Available Currency Loan, not later than 9:30 A.M. London England time, three Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13. Optional prepayments of the Term Loans will be applied to the installments due thereunder in the order of maturity.

Section 2.12 Fees.

(a)       Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of each Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates. Accrued commitment fees shall be payable in arrears on the date which is three Business Days following the last day of each February, May, August and November of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). A Revolving Commitment of a Lender shall be deemed to be used to the extent of the Dollar Amount of the outstanding Revolving Loans and LC Exposure of such Lender.

(b)       Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate applicable to Fixed Rate Loans, on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) applicable to Letters of Credit issued for the account of the Borrower during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure relating to such Letters of Credit, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) applicable to Letters of Credit issued for the account of the Borrower during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of such Letters of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of February, May, August and November of each year shall be payable on the third

Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)       Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)       Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

Section 2.13 Interest.

(a)       ABR Borrowings . The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)       Eurodollar Borrowings. The Loans comprising each Eurodollar Borrowing shall bear interest at the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)       Available Currency Borrowings. The Loans comprising each Available Currency Borrowing shall bear interest at the Available Currency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(d)       Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due (with respect to which any applicable grace period pursuant to Section 8.01 has expired), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(e)       Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Fixed Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Interest on Loans, the principal amount of which is denominated in an Available Currency, shall be paid in that Available Currency; otherwise interest on the Loans shall be paid in Dollars. The Borrower shall be obligated to pay interest accrued on the Loans that it borrows.

(f)       Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on Bank of America’s “prime rate” shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day) and (ii) with respect to any Available Currency as to which a 365 or 366 day year, as the case may be, is customarily used as a basis for such calculation, then interests with respect to Loans denominated in such Available Currency shall be computed on such basis. Interest in all cases shall be calculated and payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Eurodollar Rate or Available Currency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14 Market Disruption; Alternate Rate of Interest.

(a)       Market Disruption Applicable to Available Currency Loans. If, with respect to any Available Currency Loan, the Available Currency Rate to be applied thereto and any Interest Period therefor:

(i)       at or about noon on the applicable Quotation Day, the applicable screen rate is not available and none or only one of the applicable reference banks supplies a rate to the Administrative Agent to determine the then applicable Available Currency Rate for the relevant Interest Period; or

(ii)       before the close of business in London on the applicable Quotation Day, any Revolving Lender notifies the Administrative Agent that the cost to them of obtaining matching deposits in the relevant interbank market would be in excess of applicable Available Currency Rate then set, then the rate of interest on the applicable Available Currency Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(A)       the Applicable Rate applicable to Fixed Rate Loans; and

(B)       the rate equal to the percentage rate per annum equivalent to the cost to the Administrative Agent of funding its participation in that Available Currency Loan from whatever source it may reasonably select.

If an event of the type described in clause (i) or (ii) occurs and the Administrative Agent or the Borrower so requires, the Administrative Agent, the Lenders and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)       Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i)       the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(ii)       the Administrative Agent is advised by the Required Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or other electronic transmission approved by the Administrative Agent as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Borrowing of the affected type shall be ineffective and (ii) if any Borrowing Request requests a Borrowing of the affected type, such Borrowing shall at the Borrower’s option, either not be made or be made as an ABR Borrowing

(c)       Successor LIBOR. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)       adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary;

(ii)       the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(iii)       syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice , as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR

Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) the Eurodollar Rate component shall no longer be utilized in determining the Alternate Base Rate.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for an ABR Borrowing (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

Section 2.15 Increased Costs.

(a)       Change In Law. If any Change in Law shall:

(i)       impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement contemplated by Section 2.15(c)) or the Issuing Bank; or

(ii)       impose on any Lender or the Issuing Bank or the applicable interbank market used to determine a Fixed Rate any other condition (other than Taxes) affecting this Agreement, Fixed Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting to or maintaining any Fixed Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered. In addition, if the introduction of, changeover to or operation of the Euro in the United Kingdom shall result in an increase in the cost to any Revolving Lender of making, continuing, converting to or maintaining any Available Currency Loan (or of maintaining its obligation to make any such Loan) or result in a reduction of the amount of any sum received or receivable by such Lender hereunder

(whether of principal, interest or otherwise), then the Borrower will pay to the applicable Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)       Capital Adequacy. If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)       Reserves on Eurodollar Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

(d)       Delivery of Certificate. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(e)       Limitation on Compensation. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Fixed Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Fixed Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(e) and is revoked in accordance therewith), or (d) the assignment of any Fixed Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or as a result of a transaction under Section 2.21, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Fixed Rate Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be equal to the sum of: (i) the excess, if any, of (A) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the applicable Fixed Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (B) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars or in the applicable Available Currency of a comparable amount and period from other banks in the applicable market utilized to determine the related Fixed Rate; (ii) any loss incurred in liquidating or closing out any foreign currency contract; plus (iii) any loss arising from any change in the value of Dollars in relation to any Loan made in an Available Currency which was not paid on the date due. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17 Taxes.

(a)       Gross Up. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction for any Taxes; provided that if the Borrower shall be required by applicable law to deduct any Taxes from such payments, then (i) if such Tax is an Indemnified Tax, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)       Payment of Other Taxes. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)       Tax Indemnification.

(i)       The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower under any Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error. The affected Lender, the Issuing Bank or the Administrative Agent, as the case may be, shall provide reasonable assistance to the Borrower, at the Borrower’s expense, if the Borrower determines that any Indemnified Taxes were incorrectly or illegally imposed and the Borrower determines to contest such Indemnified Taxes. This Section 2.17(c)(i) shall not apply to the extent that such Indemnified Taxes are compensated for by an increased payment under Section 2.17(a).

(ii)       Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(c)(i) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (c)(ii).

(d)       Receipts. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)       Status of Lenders; FATCA.

(i)       Any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower under any Loan Document that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, or under any other applicable law, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, at the time it becomes a party to this Agreement, at any time when there has been a change in that Lender’s circumstances and at such other time or times reasonably requested by the Borrower or Administrative Agent, such properly completed and executed documentation (if any) prescribed by applicable law or reasonably requested by the Borrower as is reasonably necessary to permit such payments to be made without withholding or at a reduced rate.

(ii)       FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subsection (e)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)       UK Tax issues; UK Qualifying Lenders. Without limiting the generality of Section 2.17(e) or the definition of the term “Excluded Taxes”, with respect to Borrowings and Letters of Credit made or issued to the Borrower pursuant to this Agreement, if, on the date on which any interest or fee payment falls due:

(i)        any Lender is not a UK Qualifying Lender other than by reason of any change after the date of this Agreement in (or in the interpretation, administration or application of) any law or double taxation agreement or any published practice or concession of any relevant taxing authority;

(ii)        a Lender is a UK Qualifying Lender solely by virtue of paragraph (d) or (e) of the definition of “UK Qualifying Lender” and an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Borrower making the payment a certified copy of that Direction and the payment could have been made to the Lender without deduction for Tax if that Direction had not been made; or

(iii)       a Lender is a UK Qualifying Lender solely by virtue of paragraph (d) or (e) of the definition of “UK Qualifying Lender”, the relevant Lender has not complied with its obligations under Section 2.17(e)(i) and the payment could have been made to the Lender without any deduction for Tax if the Lender had complied with its obligations under Section 2.17(e)(i), on the basis that this would have enabled the Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purposes of section 930 of the ITA, the Borrower shall not be required to compensate such Lender under Section 2.17(a) or 2.17(c) for the amount of Taxes imposed by the United Kingdom as a consequence thereof. The Borrower shall not be required to compensate any UK Treaty Lender under Section 2.17(a) or 2.17(c) for any deduction for United Kingdom income tax from interest payments if such deduction is required as a result of the failure of such Lender to comply with its obligations in Section 2.17(e) or Section 2.17(g).

(g)       UK Treaty Lenders; HMRC DT Treaty Passport Scheme.

(i)       Subject to Section 2.17(g)(ii) and (iii) below, each UK Treaty Lender and the Borrower which makes a payment to which that UK Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for the Borrower to obtain authorization to make that payment without a deduction for Tax.

(ii)       A UK Treaty Lender which holds a passport under the HMRC DT Treaty Passport scheme which becomes a party to this Agreement, and that wishes that scheme to apply to a Borrowing by the Borrower or a Letter of Credit issued to the Borrower, shall include an indication to that effect by including its scheme reference number and its jurisdiction of tax residence in Schedule 2.01 hereto or, where relevant, the Assignment and Assumption (for the benefit of the Administrative Agent and without liability to the Borrower) or in such Lender’s Increased Commitment Supplement. If such Lender includes the indication described above then the Borrower shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of the Effective Date or the effective date of the relevant Assignment and Assumption or Increased Commitment Supplement (as the case may be). If a Lender has not indicated that it wishes the HMRC DT Treaty Passport scheme to apply in accordance with this Section 2.17(g)(ii) as per the above then the Borrower shall not file any form relating to the HMRC DT Treaty Passport scheme in respect of any Borrowings held by such Lender or any Letters of Credit issued for the account of the Borrower. For the avoidance of doubt, nothing in this Section 2.17 shall require a UK Treaty Lender to (i) register under the HMRC DT Treaty Passport scheme or (ii) apply the HMRC DT Treaty Passport scheme to any Borrowings by the Borrower held by such Lender or any Letters of Credit issued for the account of the Borrower if it has so registered.

(iii)       If a UK Treaty Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with Section 2.17(g)(ii) above and: (a) the Borrower has not made a DTTP2 filing in respect of that Lender; or (b) the Borrower has made a DTTP2 filing in respect of that Lender but the filing has been rejected by HM Revenue & Customs or HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without deduction for Tax within 60 days of the date of the DTTP2 filing and, in each case, the Borrower has notified the Lender in writing, that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for the Borrower to obtain authorization to make that payment without a deduction for Tax in accordance with Section 2.17(e)(i).

(h)       Refund. If the Administrative Agent or a Lender determines, in its discretion (acting in good faith), that it (or any member of its group) has received a refund of any

Taxes (including by virtue of a credit against or offset of such Taxes, other than a credit or offset resulting from a payment of such Taxes by the Borrower) as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the Administrative Agent or Lender be required to pay any amount to the Borrower pursuant to this paragraph (h) the payment of which would place the Administrative Agent or Lender in a less favorable net after-Tax position than the Administrative Agent or Lender would have been if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-Offs.

(a)       Payments Generally. The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 P.M., New York City time), on the date when due, in immediately available funds and in the currency with which the underlying obligations is denominated without set off, deduction or counterclaim; provided that the Borrower shall make all payments in respect of the Available Currency Loans prior to the time expressly required hereunder (or, if no such time is expressly required, prior to 12:00 noon, London England time), on the date when due, in immediately available funds and in the Available Currency in which such Loan is denominated, without set off, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent pursuant to the payment instructions provided by the Administrative Agent, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b)       Pro Rata Application. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)       Sharing of Set-offs. Except to the extent a court order expressly provides for payments to be allocated to a particular Lender or Lenders, if any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of any Loan Document or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)       Payments from Borrower Assumed Made. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the

Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)       Return of Amounts. If at any time payment, in whole or in part, of any amount distributed by the Administrative Agent hereunder is rescinded or must otherwise be restored or returned by the Administrative Agent as a preference, fraudulent conveyance, or otherwise under any bankruptcy, insolvency, or similar law, then each Person receiving any portion of such amount agrees, upon demand, to return the portion of such amount it has received to the Administrative Agent.

Section 2.19 Mitigation Obligations; Replacement of Lenders.

(a)       Mitigation. If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)       Replacement. If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, either (x) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) unless such assignee is a Lender or an Affiliate of a Lender, the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Fronting Parties), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments or (y) terminate the Commitments of such Lender and repay all obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Person becomes a Defaulting Lender, then the following provisions shall apply for so long as such Person is a Defaulting Lender:

(a)       Suspension of Commitment Fees. Commitment fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)       Suspension of Voting The Revolving Commitment, Revolving Exposure of and the outstanding Term Loans held by such Defaulting Lender shall not be included in determining whether all Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.02), provided that any waiver, amendment or other modification requiring the consent of all Lenders or any waiver, amendment or other modification of the type described in clauses (i), (ii) and (iii) of paragraph (b) of Section 10.02 affecting such Defaulting Lender shall require the consent of such Defaulting Lender to the extent required by Section 10.02;

(c)       Participation Exposure. If any Swingline Exposure or LC Exposure exists at the time a Revolving Lender becomes a Defaulting Lender then:

(i)       Reallocation. All or any part of such Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (A) the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (B) the conditions set forth in Section 4.02 are satisfied at such time;

(ii)       Payment and Cash Collateralization. If the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(k) for so long as such LC Exposure is outstanding;

(iii)       Suspension of Letter of Credit Fee. If the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.20(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)       Reallocation of Fees. If the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.20(c), then the fees payable to the

Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)       Issuing Bank Entitled to Fees. If any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 2.20(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated;

(d)       Suspension of Swingline Loans and Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and Defaulting Lenders shall not participate therein); and

(e)       Setoff Against Defaulting Lender. Any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.18(c) but excluding Section 2.19(b)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent: (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participating interest in any Swingline Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of LC Disbursements which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.

In the event that the Administrative Agent, the Borrower, the Issuing Bank and the Swingline Lender each agrees that a Defaulting Lender who is a Revolving Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Applicable Percentage.

Section 2.21 Incremental Revolving Facilities.

(a)       The Borrower may, at any time, on one or more occasions pursuant to an Increased Commitment Supplement increase the aggregate amount of the Revolving Commitments (the commitment of any Lender to provide such increase, an “Incremental Revolving Commitment” and such increase, an “Incremental Revolving Facility” and any loans made pursuant to an Incremental Revolving Facility, “Incremental Revolving Loans”) in an aggregate outstanding principal amount not to exceed $1,000,000,000, which increase may be requested in Dollars and/or any Available Currency or Available Currencies.

(b)       Each Incremental Revolving Facility shall be subject to the following provisions:

(i)       each Incremental Revolving Commitment must be in an aggregate amount equal to any integral multiple of $5,000,000 and not less than $25,000,000 (provided that such amount may be less than $25,000,000 if such amount represents all remaining availability for Incremental Revolving Facilities under the limit set forth above),

(ii)       except as the Borrower and any Lender may separately agree, no Lender shall be obligated to provide any Incremental Revolving Commitment, and the determination to provide any Incremental Revolving Commitment shall be within the sole discretion of such Lender (it being agreed that the Borrower shall not be obligated to offer the opportunity to any Lender to participate in any Incremental Revolving Facility),

(iii)       no Incremental Revolving Facility, Incremental Revolving Commitment or Incremental Revolving Loan (nor the creation, provision or implementation thereof) shall require the approval of any existing Lender other than in its capacity, if any, as a lender providing all or part of any Incremental Revolving Commitment,

(iv)       the terms and conditions of any Incremental Revolving Facility shall be identical to any tranche of existing Revolving Loans and Revolving Commitments (other than with respect to fees) and, for purposes of this Agreement and the other Loan Documents, all Revolving Loans made under any Incremental Revolving Commitment shall be deemed to be Revolving Loans,

(v)       to the extent applicable, any fees payable in connection with any Incremental Revolving Facility shall be determined by the Borrower and the arrangers and/or lenders providing such Incremental Revolving Facility,

(vi)       no Incremental Revolving Facility may be guaranteed by any Person and no Incremental Revolving Facility shall be secured,

(vii)       the proceeds of any Incremental Revolving Facility shall be used for working capital and/or purchase price adjustments and other general corporate purposes (including capital expenditures, acquisitions, investments and restricted payments) and any other use not prohibited by this Agreement, and

(viii) (A) no Event of Default shall exist immediately prior to or after giving effect to such Incremental Revolving Facility and (B) the representations and warranties of the Borrower set forth in the Loan Documents (other than the representations and warranties set forth in Sections 3.04(b) and 3.06) shall be true and correct in all material respects (or, in the case of any representation and warranty qualified by materiality, all respects) on and as of the date of the effectiveness of such Incremental Revolving Facility after giving effect to the Loans made on such date, except to the extent such representations and warranties specifically relate to any earlier date in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date (or, in the case of any representation and warranty qualified by materiality, in all respects as of such earlier date).

(c)       Incremental Revolving Commitments may be provided by any existing Lender, or by any other assignee permitted under Section 10.04 (any such other lender being called an “New Lender”); provided that the Administrative Agent, the Swingline Lender and any Issuing Bank shall have a right to consent (such consent not to be unreasonably withheld or delayed) to the relevant New Lender’s provision of Incremental Revolving Commitments if such consent would be required under Section 10.04(b) for an assignment of Loans to such New Lender.

(d)       Each Lender or New Lender providing a portion of any Incremental Revolving Commitment shall execute and deliver to the Administrative Agent and the Borrower all such documentation (including the relevant Increased Commitment Supplement) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Revolving Commitment. On the effective date of such Incremental Revolving Commitment, each New Lender shall become a Lender for all purposes in connection with this Agreement.

(e)       On the date of effectiveness of any Incremental Revolving Facility, the maximum amount of LC Exposure and/or Swingline Loans, as applicable, permitted hereunder shall increase by an amount, if any, agreed upon by the Borrower, the Administrative Agent and the relevant Issuing Bank and/or the Swingline Lender, as applicable.

(f)       The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Increased Commitment Supplement and/or any amendment to this Agreement and/or to any other Loan Document as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower to effect the provisions of this Section 2.21.

(g)       This Section 2.21 shall supersede any provision in Sections 2.18 or 10.02 to the contrary.

(h)       Implementation of the Increase and Addition. Each increase and addition consummated under this Section 2.21 shall be effective upon the delivery of an Increased Commitment Supplement (herein so called) in the form attached hereto as Exhibit C executed by the Borrower, the Administrative Agent and the Lenders willing to increase their respective Revolving Commitments and/or the New Lenders (if any).

(i)       Pro Rata Revolving Fundings. If all existing Revolving Lenders shall not have provided their pro rata portion of a requested increase in the Revolving Commitments, then after giving effect to the requested increase the outstanding Revolving Loans may not be held pro rata in accordance with the new Revolving Commitments. In order to remedy the foregoing, on the effective date of the applicable Increased Commitment Supplement increasing the Revolving Commitments, each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each relevant Incremental Revolving Facility Lender, and each relevant Incremental Revolving Facility Lender will automatically and without further act be deemed to have assumed a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each deemed assignment and assumption of participations, all of the Revolving Lenders’ (including each Incremental Revolving Facility Lender) (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swingline Loans shall be held on a pro rata basis on the basis of their respective Revolving Commitments (after giving effect to any increase in the Revolving Commitment pursuant to Section 2.21) and (ii) the existing Revolving Lenders shall make advances among themselves (including the Revolving Lenders providing the relevant Incremental Revolving Facility), such advances to be in amounts sufficient so that after giving effect thereto, the Revolving Lenders participate in each outstanding Borrowing of Revolving Loans pro rata on the basis of their respective Revolving Commitments (after giving effect to any increase in the Revolving Commitment pursuant to this Section 2.21); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (i). The advances made by a Revolving Lender under this Section 2.21(i) shall be deemed to be a purchase of a corresponding amount of the Revolving Loans of one or more of the Revolving Lenders who received the advances.

Section 2.22 Illegality.

(a)       Eurodollar Rate. If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any

Lender to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Loan or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Loan or continue Eurodollar Rate Loans or to convert ABR Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

(b)       Available Currency. Notwithstanding any other provision herein, if any Change in Law shall make it unlawful for a Revolving Lender to make or maintain any Available Currency Loan or to give effect to its obligations as contemplated hereby with respect to any such Loan or in the event that there shall occur any material adverse change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the opinion of a Revolving Lender makes it impracticable for any Available Currency Loan to be denominated in an Available Currency, then, by written notice to the Borrower and the Administrative Agent, the applicable Revolving Lender may: (i) declare that such Loans will not thereafter be made and (ii) require that all outstanding Available Currency Loans so affected be repaid or converted to Loans denominated in Dollars or another Available Currency.

Section 2.23 European Economic and Monetary Union Provisions. The following paragraphs of this Section shall be effective at and from the commencement of the third stage of EMU by the United Kingdom:

(a)       Redenomination and Available Currencies. Each obligation under this Agreement which has been denominated in Sterling shall be redenominated into the euro unit in accordance with EMU legislation, provided, that if and to the extent that any EMU legislation provides that following the commencement of the third stage of EMU by the United Kingdom an amount denominated either in the Euro or in Sterling and payable within the United Kingdom by crediting an account of the creditor can be paid by the debtor either in the euro unit or in Sterling, each party to this Agreement shall be entitled to pay or repay any such amount either in the euro unit or in Sterling. Any Available Currency Borrowing that would otherwise be denominated in Sterling shall be made in the euro unit and except as provided in the forgoing sentence, any amount payable by the Administrative Agent to the Lenders under this Agreement shall be paid in the euro unit.

(b)       Payments by the Agent Generally. With respect to the payment of any amount denominated in the euro unit or in Sterling, neither the Administrative Agent nor any Lender shall be liable to the Borrower or any Lender in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid if such party shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in the euro unit or, as the case may be, in Sterling) to the account with the bank which shall have been specified for such purpose. “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent or the applicable Lender may from time to time determine for the purpose of clearing or settling payments of the Euro.

(c)       Basis of Accrual. If the basis of accrual of interest or fees expressed in this Agreement with respect to Sterling shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest or fees in respect of the Euro, such convention or practice shall replace such expressed basis effective as of and from the commencement of the third stage of EMU by the United Kingdom; provided, that if any Sterling Borrowing is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(d)       Rounding and Other Consequential Changes. Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU legislation and without prejudice to the respective liabilities for indebtedness of the Borrower to the Lenders and the Lenders to the Borrower under or pursuant to this Agreement, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be necessary or appropriate to reflect the introduction of or changeover to the Euro in the United Kingdom.

Section 2.24 [Reserved].

Section 2.25 Extension of Revolving Commitments.

(a)       The Borrower may, at any time and from time to time (but in no event more than once in any calendar year with respect to the Revolving Facility), request that all or a portion of the Revolving Commitments of a given Class be amended to extend the maturity date with respect to all or a portion of such Revolving Commitments by a period of one (1) year (each, an “Extension Request”), which such Extension Request shall include (i) the applicable

Class of Revolving Commitments requested to be extended and (ii) the proposed date of effectiveness of such extension (the “Extension Date”). The Administrative Agent shall promptly notify each Revolving Lender of such Class of such request, and each such Revolving Lender shall in turn, in its sole discretion, not later than thirty (30) days of receipt of such notification from the Administrative Agent, notify the Borrower and the Administrative Agent in writing as to whether such Revolving Lender will consent to such extension. If any Revolving Lender shall fail to notify the Administrative Agent and the Borrower in writing of its consent to any such request for extension of such maturity date within such thirty (30) day period, such Revolving Lender shall be deemed to be a Non-Extending Lender and only the Revolving Commitments of such Class of those Revolving Lenders which have responded affirmatively (each such Lender, an “Extending Lender”) shall be extended, subject to the satisfaction (or waiver) of the conditions set forth in Section 2.25(b) (any such Revolving Commitments so extended, “Extended Revolving Commitments”).

(b)       The applicable Extended Revolving Commitments shall become effective upon receipt by the Administrative Agent of counterparts of an Extension Agreement in substantially the form of Exhibit D hereto (the “Extension Agreement”) duly completed and signed by the Borrower, the Administrative Agent and each of the Extending Lenders with respect to the applicable Extension Request; provided that:

(i)       each of the conditions set forth in Section 4.02 (other than, with respect to Section 4.02(b), the representations and warranties set forth in Sections 3.04(b) and 3.06) shall be satisfied;

(ii)       no Default or Event of Default shall have occurred and be continuing or would result from such extension of Revolving Commitments; and

(iii)       the extended maturity date thereunder shall not be a date later than the fifth anniversary of the applicable Extension Date.

(c)       No extension of any Class of Revolving Commitments pursuant to this Section 2.25 shall be legally binding on any party hereto unless and until such Extension Agreement is so executed and delivered by Lenders having greater than 50% of the aggregate amount of the Revolving Commitments of the applicable Class. The Borrower may obtain the signatures of Lenders having greater than 50% of the aggregate amount of the Revolving Commitments of the applicable Class by requiring any Lender that has failed to consent to such Extension Agreement (such Lender, a “Non-Extending Lender”) to assign its Revolving Loans and its Revolving Commitments of the applicable Class hereunder to one or more assignees reasonably acceptable to (x) the Administrative Agent (unless such assignee is a Lender or an Affiliate of a Lender) and (y) each Issuing Bank; provided that: (i) all Loan Obligations of the Borrower owing to such Non-Extending Lender of such Class being replaced shall be paid in full in same day funds to such Non-Extending Lender concurrently with such assignment, (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Extending Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and the replacement Lender or, at the option of the Borrower, the Borrower shall pay any amount required by Section 2.16, if applicable and (iii) the replacement Lender shall execute and deliver such Extension Agreement. No action by or consent of any Non-Extending Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Extending Lender and the replacement Lender shall otherwise comply with Section 10.04; provided that if such Non-Extending Lender does not comply with Section 10.04 within five (5) Business Days after the Borrower’s request, compliance with Section 10.04 (but only on the part of the Non-Extending Lender) shall not be required to effect such assignment.

(d)       If any Lender rejects, or is deemed to have rejected, the Borrower’s proposal to extend its Revolving Commitment of any Class, (i) this Agreement shall terminate on the Revolving Maturity Date then in effect with respect to such Lender’s Revolving Commitment of such Class, (ii) the Borrower shall pay to such Lender on such Revolving Maturity Date any amounts due and payable to such Lender with respect its Revolving Commitment of such Class on such date and (iii) the Borrower may, if it so elects, designate a Person not theretofore a Lender and reasonably acceptable to the Administrative Agent (unless such Person is an Affiliate of a Lender) (such approval not to be unreasonably withheld or delayed) and each Issuing Bank (such approval not to be unreasonably withheld or delayed) to become a Lender, or agree with an existing Lender that such Lender’s applicable Revolving Commitment shall be increased; provided that any designation or agreement may not increase the Revolving Commitment; provided, further, that any Non-Extending Lender (including any direct or indirect assignee of any Non-Extending Lender) may, with the written consent of the Borrower, elect at any time prior to the applicable Revolving Maturity Date then applicable to its Revolving Commitments of such Class to consent to the Borrower’s prior Extension Request by delivering a written notice to such effect to the Borrower and the Administrative Agent, and upon the receipt by the Borrower and the Administrative Agent of such notice, the applicable Revolving Maturity Date of each such Non-Extending Lender shall be extended to the date indicated in the applicable Extension Request and such Non-Extending Lender shall be deemed to be an Extending Lender for all purposes hereunder. On the date of termination of any Lender’s Revolving Commitment of the applicable Class as contemplated by this subsection (d), the respective participations of the other Lenders in all outstanding Letters of Credit under the applicable Class shall be redetermined on the basis of their respective Revolving Commitments with respect to such Class after giving effect to such termination, and the participation therein of the Lender whose Revolving Commitment of the applicable Class is terminated shall terminate; provided that the Borrower shall, if and to the extent necessary to permit such redetermination of participations in Letters of Credit under the Revolving Facility within the limits of the Revolving Commitments which are not terminated, prepay on such date a portion of the outstanding Revolving Loans under the Revolving Facility, and such redetermination and termination of participations in outstanding Letters of Credit shall be conditioned upon its having done so.

(e)       The Administrative Agent shall promptly notify the Lenders of the effectiveness of each Extension Agreement pursuant to this Section 2.25.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

Section 3.01 Organization; Powers. The Borrower and each Subsidiary is duly organized, validly existing and, to the extent applicable in the relevant jurisdiction, in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, to the extent applicable in the relevant jurisdiction, is in good standing in and qualified to do business in, every jurisdiction where such qualification is required, in each case, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; Enforceability. The Transactions to be entered into by the Borrower are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, shareholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which the Borrower is to be a party, when executed and delivered by the Borrower, will constitute, a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect or (ii) as could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter or bye-laws of the Borrower or any order of any Governmental Authority, in each case, except as could not reasonably be expected to result in a Material Adverse Effect), (c) will not violate or result in a default under any material contractual obligation binding upon the Borrower or any of its assets, except where such violation or default could not reasonably be expected to result in a Material Adverse Effect and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower.

Section 3.04 Financial Condition; No Material Adverse Change.

(a)       Delivery of Financial Statements. The Borrower has heretofore furnished to the Lenders the consolidated balance sheet and statements of income, shareholders equity and cash flows for the Borrower as of and for the fiscal year ended November 30, 2017 reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended February 29, 2018, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)       No Material Change. Since November 30, 2017, there has been no material adverse change in the business, assets, operations or financial condition of the Borrower and its Subsidiaries taken as a whole.

Section 3.05 [Reserved].

Section 3.06 Litigation . There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

Section 3.07 Compliance with Laws. The Borrower and each Subsidiary is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it, except in each case where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.08 Investment Company Status. The Borrower is not, and is not required to be registered as, an “investment company” under the Investment Company Act of 1940.

Section 3.09 Taxes. The Borrower and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate actions and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification Topic No. 715-30) did not, as of the date of the most recent financial statements reflecting such amounts, exceed an amount that if paid could reasonably be expected to result in a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Accounting Standards Codification Topic No. 715-30) did not, as of the date of the most recent financial statements reflecting such amounts, exceed an amount that if paid by could reasonably be expected to result in a Material Adverse Effect.

Section 3.11 Margin Securities. No part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of the Regulations of the Board.

Section 3.12 Use of Proceeds. The proceeds of the Loans will be used only for (a) the payment of fees and expenses payable in connection with the Transactions, (b) to finance the Refinancing and (c) for other general corporate purposes of the Borrower and its Subsidiaries.

Section 3.13 OFAC and Anti-Corruption Laws. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their directors, officers, employees and agents with applicable Anti-Corruption Laws and Sanctions, and the Borrower and each of its Subsidiaries and their respective directors (acting within the scope of their relationship with the Borrower or the applicable Subsidiary) and officers and, to the knowledge of the Borrower, employees and the Borrower’s agents (acting within the scope of their relationship with the Borrower), are in compliance with all applicable Anti-Corruption Laws and Sanctions in all material respects. None of (i) the Borrower, any of its Subsidiaries and their respective directors and officers or (ii) to the knowledge of the Borrower, agent or employee of the Borrower or any Subsidiary that will act in any capacity in connection with the credit facility established hereby, is a Sanctioned Person.

Section 3.14 Patriot Act. To the extent applicable, the Borrower is in compliance, in all material respects, with the Patriot Act.

ARTICLE IV

Conditions

Section 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a)       Execution and Delivery of This Agreement. The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)       Legal Opinion. The Administrative Agent shall have received customary written opinions (addressed to the Administrative Agent and the Lenders, dated the Effective Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent) of counsel to the Borrower.

(c)       Corporate Authorization Documents. The Administrative Agent shall have received (i) a certificate of the Borrower, dated the Effective Date and executed by a secretary, assistant secretary or other Responsible Officer thereof, which shall (A) certify that attached thereto are (x) a true and complete copy of the certificate of incorporation and memorandum of association of the Borrower, which certificate of incorporation and memorandum of association have not been amended (except as attached thereto) since the date reflected thereon, (y) a true and correct copy of the bye-laws of the Borrower which are in full force and effect, and (z) a true and complete copy of the minutes, resolutions or written consent, as applicable, of its board of directors authorizing the execution and delivery of the Loan Documents, which minutes, resolutions or consent have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect, and (B) identify by name and title and bear the signatures of the officers, directors or other authorized signatories of the Borrower authorized to sign the Loan Documents and (ii) a good standing certificate (or equivalent certificate to the extent available and customary) for the Borrower from the relevant authority of its jurisdiction of organization, dated as of a recent date.

(d)       Closing Certificate. The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e)       Fees. The Administrative Agent shall have received all fees and other amounts due and payable pursuant to fee letters between the Borrower and the Joint Bookrunners in respect of this Agreement on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including reasonable out-of-pocket fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(f)       Refinancing. The Administrative Agent shall have received evidence satisfactory to it that the Refinancing shall have taken place (or shall take place substantially contemporaneously with the Effective Date).

(g)       Financial Statements. The Administrative Agent and the Joint Bookrunners shall have received (i) the Audited Financial Statements and (ii) unaudited interim consolidated financial statements of the Borrower for each fiscal quarter ended after the date of the latest applicable Audited Financial Statements delivered pursuant to clause (i) of this paragraph and at least 45 days before the Effective Date; provided that filing of the required financial statements on form 10-K and/or form 10-Q will satisfy the foregoing requirements.

(h)       KYC Information. The Administrative Agent shall have received all documentation and other information at least three days prior to the Effective Date necessary to enable the Administrative Agent and the Lenders to identify the Borrower to the extent required for compliance with the Patriot Act or other “know your customer” and anti-money laundering rules and regulations, in each case, to the extent all such documentation and other information is requested at least ten Business Days prior to the Effective Date.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)       Representations and Warranties. The representations and warranties of the Borrower set forth in the Loan Documents (other than, with respect to Loans made or Letters of Credit issued, amended, renewed or extended after the Effective Date, the representations and warranties set forth in Sections 3.04(b) and 3.06) shall be true and correct in all material respects (or, in the case of any representation and warranty qualified by materiality, in all respects) on and as of the date of such Borrowing after giving effect to the Loans made on such date or the date of issuance, amendment, renewal or extension of such Letter of Credit, after giving effect to the issuance, amendment, renewal or extension of such Letter of Credit on such date, as applicable, except to the extent such representations and warranties specifically relate to any earlier date in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date (or, in the case of any representation and warranty qualified by materiality, in all respects as of such earlier date).

(b)       No Default. At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall exist.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Loan Obligations have been Fully Satisfied, the Borrower covenants and agrees with the Lenders that:

Section 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a)       Annual Financial Statements. Within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheets and related statements of operations, cash flows and shareholders’ equity as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than any such exception or qualification resulting from (i) the maturity of any Indebtedness occurring within the four fiscal quarter period following the relevant audit opinion or (ii) any breach or anticipated breach of any financial covenant) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied;

(b)       Quarterly Financial Statements. Within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, cash flows and shareholders’ equity as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers in the applicable Compliance Certificate as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)       Compliance Certificate. Concurrently with any delivery of financial statements under clause (a) or (b) above, a duly executed Compliance Certificate (which may be delivered by electronic communication (including fax or email)): (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Article VII;

(d)       Public Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower with the Securities and Exchange Commission, or any analogous Governmental Authority with jurisdiction over matters relating to securities, or distributed by the Borrower to its shareholders generally, other than any Securities and Exchange Commission Form 4 filed by the Borrower or any Subsidiary;

(e)       KYC. Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws; and

(f)       Additional Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to this Section 5.01 (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission (or any Governmental Authority succeeding to any or all of the functions of the Securities and Exchange Commission) or any analogous Governmental Authority or private regulatory authority with jurisdiction over matters relating to securities) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent).

The Borrower hereby acknowledges that (i) the Administrative Agent and/or the Lead Arrangers may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak, ClearPar, or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information within the meaning of the United States federal securities laws with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the

Administrative Agent, the Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.12); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (iv) the Administrative Agent and the Lead Arrangers shall be required to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”; provided, notwithstanding the foregoing and for the avoidance of doubt, it is understood and agreed that Borrower Materials that have been filed with the Securities and Exchange Commission (or any Governmental Authority succeeding to any or all of the functions of the Securities and Exchange Commission) or posted on the Borrower’s website and that are, in either case, generally publically available shall be construed as having been marked “PUBLIC” in the form so filed or posted, unless the Borrower delivers written notice to the Administrative Agent to the contrary.

Section 5.02 Notice of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)       Default. The occurrence of any Default;

(b)       Notice of Proceedings. The filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect;

(c)       ERISA Event. The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding an amount that if paid could reasonably be expected to result in a Material Adverse Effect.

(d)       Material Adverse Effect. Any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Existence; Conduct of Business. The Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03. The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names except to the extent that the failure to so preserve, renew and keep in full force and effect any of the foregoing could not reasonably be expect to result in a Material Adverse Effect.

Section 5.04 Payment of Taxes. The Borrower will, and will cause each Subsidiary to, pay its material Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate actions, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05 Insurance. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies (including captive insurers) insurance in such amounts (giving effect to any self-insurance) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.

Section 5.06 Books and Records and Inspection. The Borrower will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will permit any representatives designated by the Administrative Agent (and, when an Event of Default exists and is continuing, any Lender), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (provided that representatives of the Borrower may, if it so chooses, be present at or participate in any such discussion), all at such reasonable times during normal business hours and as often as reasonably requested; provided that, as long as no Event of Default then exists, the Administrative Agent will not be permitted to physically inspect the properties of the Borrower more than once in any calendar year.

Section 5.07 Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.08 Anti-Corruption Laws and Sanctions. The Borrower will maintain policies and procedures reasonably designed to promote and achieve compliance by the Borrower and its Subsidiaries with applicable Anti-Corruption Laws and Sanctions.

ARTICLE VI

Negative Covenants

Until the Loan Obligations have been Fully Satisfied, the Borrower covenants and agrees with the Lenders that:

Section 6.01 Subsidiary Indebtedness. The Borrower will not permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:

(a)       Indebtedness created under the Loan Documents;

(b)       Indebtedness existing on the Effective Date and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such extension, renewal or replacement and by an amount equal to any existing commitments unutilized thereunder) or result in an earlier maturity date or, in the case of Indebtedness other than revolving Indebtedness, decreased weighted average life thereof as long as: (i) such Indebtedness in any individual case has an outstanding principal balance of $10,000,000 or less or (ii) to the extent the Indebtedness exceeds the limit in the immediately preceding clause (i), such Indebtedness is described on Schedule 6.01 hereto or is otherwise permitted by this Section 6.01;

(c)       Indebtedness of any Subsidiary to the Borrower or of any Subsidiary to any other Subsidiary;

(d)       Guarantees by any Subsidiary of Indebtedness or other obligations of any other Subsidiary permitted hereunder;

(e)       Indebtedness arising in connection with Hedge Agreements entered into not for speculative purposes and in the ordinary course of business;

(f)       Indebtedness incurred on behalf of or representing Guarantees of Indebtedness of joint ventures in an aggregate principal amount not to exceed $50,000,000 at any time outstanding; and

(g)       Indebtedness for borrowed money, in addition to the Indebtedness otherwise permitted hereby, of any Subsidiary; provided that the aggregate principal amount of Indebtedness permitted by this paragraph (g), when combined (without duplication) with the aggregate principal amount of all secured obligations incurred pursuant to Section 6.02(e), shall not exceed 7.5% of Consolidated Total Assets at any time outstanding.

Section 6.02 Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a)       Permitted Encumbrances;

(b)       any Lien on any asset of the Borrower or any Subsidiary existing on the Effective Date; provided that (i) such Lien shall not apply to any other asset of the Borrower or any Subsidiary; (ii) such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and (iii) the aggregate book value of all assets encumbered by such Liens existing on the Effective Date does not exceed $20,000,000 or (B) such Lien is described on Schedule 6.02 hereto or otherwise permitted by this Section 6.02;

(c)       any Liens on property or assets of a Subsidiary to secure obligations to the Borrower;

(d)       Liens on Equity Interests or assets of any joint venture securing Indebtedness permitted pursuant to Section 6.01(f); and

(e)       other Liens securing Indebtedness or other obligations; provided that the aggregate principal amount of such Indebtedness and other obligations, when combined (without duplication) with the aggregate principal amount of Indebtedness incurred pursuant to Section 6.01(g), does not exceed 7.5% of Consolidated Total Assets at any time outstanding.

Section 6.03 Fundamental Changes. The Borrower will not merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(a)       the Borrower may merge, consolidate or amalgamate into another Person; provided that the Borrower shall be the continuing or surviving Person; and

(b)       the Borrower may merge, consolidate or amalgamate into or sell, transfer, lease or otherwise dispose of all or substantially all the assets of the Borrower and its Subsidiaries taken as a whole to another Person; provided that (i) the resulting, surviving or transferee Person (the “Successor Borrower”) is a corporation, limited liability company or partnership organized and validly existing under the laws of Bermuda, England and Wales or the United States of America or any state thereof or the District of Columbia, (ii) the Successor Borrower executes, prior to or contemporaneously with the consummation of such transaction, such agreements, if any, as are in the reasonable opinion of the Administrative Agent, necessary to evidence the assumption by the Successor Borrower of liability for all of the obligations of the Borrower hereunder and the other Loan Documents and expressly assumes all of the obligations of the Borrower under the Loan Documents, (iii) the Successor Borrower shall cause to be delivered to the Administrative Agent and the Lenders such legal opinions (which may be from in-house counsel) as any of them may reasonably request in connection with the matters specified in the preceding clause (ii) and (iv) the Successor Borrower shall provide such information as each Lender or the Administrative Agent reasonably requests in order to perform its “know your customer” due diligence with respect to the Successor Borrower, including a Beneficial Ownership Certification if the Successor Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

Section 6.04 Anti-Corruption Laws and Sanctions. No Borrowing will be made nor the proceeds thereof used directly or, to the knowledge of the Borrower indirectly (a) for the purpose of funding payments to any officer or employee of a Governmental Authority, or any Person controlled by a Governmental Authority, or any political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in violation of applicable Anti-Corruption Laws or otherwise in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money or anything else of value to any Person in violation of Anti-Corruption Laws, (b) for the purpose of financing the activities of or any transactions with any Sanctioned Person or Sanctioned Country, except to the extent licensed by

OFAC or otherwise authorized under U.S. law or (c) in any other manner that would result in a violation of any Sanctions applicable to any party hereto.

ARTICLE VII

Financial Covenants

Until the Loan Obligations have been Fully Satisfied, the Borrower covenants and agrees with the Lenders that:

Section 7.01 Interest Coverage Ratio. As of the last day of each Test Period, the Borrower will not permit the Interest Coverage Ratio calculated as of such date to be less than 3.00 to 1.00.

Section 7.02 Leverage Ratio. As of the last day of each Test Period, the Borrower will not permit the Leverage Ratio calculated as of such date to exceed 3.75 to 1.00 (such maximum ratio, the “Maximum Leverage Ratio”).

Notwithstanding the foregoing, if, with respect to any fiscal quarter of the Borrower: (a) the Borrower or any Subsidiary has entered into an acquisition or similar investment in such fiscal quarter and (b) the sum of the consideration paid for such acquisition or similar investment plus the aggregate consideration paid by the Borrower and its Subsidiaries for all such acquisitions and similar investments consummated during that same fiscal quarter and the immediately preceding fiscal quarter, is equal to or greater than $100,000,000 (the requirements of clauses (a) and (b), herein the “Acquisition Threshold”), then the Borrower may declare such fiscal quarter to be a Trigger Quarter, such election to be made by the Borrower on or before the Election Date for such fiscal quarter. If the Borrower has notified the Administrative Agent in writing that an Acquisition Threshold has been achieved and has elected a Trigger Quarter or shall be deemed to have selected a Trigger Quarter, then the Maximum Leverage Ratio shall be increased to 4.00 to 1.00 during the related Elevated Leverage Period. Once a Trigger Quarter is elected or deemed elected, no subsequent Trigger Quarter may be elected or deemed elected by the Borrower unless and until the actual Leverage Ratio is less than or equal to 3.75 to 1.00 as of the end of two consecutive fiscal quarters of the Borrower after the election.

ARTICLE VIII

Events of Default

Section 8.01 Events of Default; Remedies. If any of the following events (“Events of Default”) shall occur:

(a)       Principal Payment. The Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)       Interest and Fee Payments. (i) The Borrower shall fail to pay any interest on any Loan or any fee payable under this Agreement or any other Loan Document,

when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days or (ii) the Borrower shall fail to pay any other amount (other than an amount referred to in clause (a) or (b)(i) of this Section 8.01) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of seven (7) Business Days;

(c)       Representation or Warranties. Any representation, warranty or certification that is not qualified by a materiality standard and is made or deemed made by or on behalf of the Borrower in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made or any representation, warranty or certification that is qualified by a materiality standard and is made or deemed made by or on behalf of the Borrower in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made; provided that, in each case, such inaccuracies, to the extent capable of being corrected, are not corrected within thirty (30) days;

(d)       Covenant Violation; Immediate Default. The Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02, 5.03 (with respect to the existence of the Borrower) or in Article VI or in Article VII;

(e)       Covenant Violation with Cure Period. The Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Section 8.01), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)       Cross Payment Default. The Borrower or any Subsidiary shall default in payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable beyond any applicable period of notice and grace provide with respect thereto;

(g)       Cross Covenant Default. Any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)       Involuntary Bankruptcy. An involuntary proceeding shall be commenced or an involuntary petition or proposal shall be filed seeking (i) liquidation, reorganization, dissolution, winding up, administration or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state, provincial or foreign examinership, bankruptcy, arrangement, liquidation, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, interim receiver, examiner, administrator, trustee, custodian, monitor, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)       Voluntary Bankruptcy. The Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition or proposal seeking liquidation, reorganization or other relief under any Federal, state, provincial or foreign examinership, bankruptcy, arrangement (voluntary or by way of scheme of arrangement or otherwise) insolvency, receivership, dissolution, winding up, administration, liquidation or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 8.01, (iii) apply for or consent to the appointment of a receiver, interim receiver, trustee, custodian, monitor, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)       Other Insolvency. The Borrower or any Material Subsidiary shall (i) become unable, admit in writing its inability or fail generally to pay its debts as they become due, (ii) suspend or threaten to suspend making payments on any of its debts by reason of actual anticipated financial difficulties or (iii) commence negotiation with one or more of its creditors with a view to rescheduling any of its debt;

(k)       Judgments. One or more judgments for the payment of money in an aggregate amount in excess of $150,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l)       ERISA Events. An ERISA Event shall have occurred or a Lien on any assets of the Borrower or any ERISA Affiliate shall have been imposed under Section 430(k) of the Code or Sections 303(k) or 4068 of ERISA, in each case, that, in the reasonable opinion of the Administrative Agent, when taken together with all other ERISA Events that have occurred and all other Liens on assets of the Borrower, the Borrower or any ERISA Affiliate imposed under Section 430(k) of the Code or Sections 303(k) or 4068 of ERISA, could reasonably be expected to result in a Material Adverse Effect;

(m)       Invalidity of Loan Documents. Any material provision of any Loan Document shall at any time for any reason cease to be valid, binding and enforceable against the Borrower; the validity, binding effect or enforceability of any Loan Document against the Borrower shall be contested by the Borrower; the Borrower shall deny that it has any or further liability or obligation under any Loan Document; or any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any material way cease to give or provide to Administrative Agent and the Lenders the benefits purported to be created thereby; or

(n)       Change in Control. A Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may with the consent of the Required Lenders, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) exercise any and all other rights and remedies afforded by the laws of the State of New York or any other jurisdiction, by any of the Loan Documents, by equity, or otherwise.

Section 8.02 Performance by the Administrative Agent. If the Borrower shall fail to perform any covenant or agreement in accordance with the terms of the Loan Documents, the Administrative Agent may, and shall at the direction of the Required Lenders, perform or attempt to perform such covenant or agreement on behalf of the Borrower. In such event, the Borrower shall, at the request of the Administrative Agent promptly pay any amount expended by the Administrative Agent or the Lenders in connection with such performance or attempted performance to the Administrative Agent, together with interest thereon at the interest rate provided for in Section 2.13(d) from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that neither the Administrative Agent nor any Lender shall have any liability or responsibility for the performance of any obligation of the Borrower under any Loan Document.

Section 8.03 Limitation on Separate Suit. No suit shall be brought against the Borrower on account of the Loan Obligations except by the Administrative Agent, acting upon the written instructions of the Required Lenders.

ARTICLE IX

The Administrative Agent

Section 9.01 Appointment and Authority. Each of the Lenders and the Issuing Bank hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and the Borrower shall not have rights as a third party beneficiaries of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent, (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or the Issuing Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.06 Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that consultation with the Borrower in connection with the appointment of any successor Administrative Agent shall only be required so long as no Event of Default has occurred and is continuing. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)       If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)       With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)       Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank and Swingline Lender. If Bank of America resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all Loan Obligations with respect thereto, including the right to require the Lenders to make ABR Loans or fund risk participations in unreimbursed amounts pursuant to Section 2.05(e). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make ABR Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c). Upon the appointment by the Borrower of a successor Issuing Bank or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as applicable, (b) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

Section 9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08 No Other Duties, Etc.. Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, Lead Arrangers or Syndication Agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.

Section 9.09 Powers and Immunities of Fronting Parties. No Fronting Party nor any of its Related Parties shall be liable for any action taken or omitted to be taken by any of them hereunder or otherwise in connection with any Loan Document except for its or their own gross negligence or willful misconduct. Without limiting the generality of the preceding sentence, each Fronting Party: (a) shall have no duties or responsibilities except those expressly set forth in the Loan Documents, and shall not by reason of any Loan Document be a trustee or fiduciary for any Lender or for the Administrative Agent, (b) shall not be required to initiate any litigation or collection proceedings under any Loan Document, (c) shall not be responsible to any Lender or the Administrative Agent for any recitals, statements, representations, or warranties contained in any Loan Document, or any certificate or other documentation referred to or provided for in, or received by any of them under, any Loan Document, or for the value, validity, effectiveness, enforceability, or sufficiency of any Loan Document or any other documentation referred to or provided for therein or for any failure by any Person to perform any of its obligations thereunder, (d) may consult with legal counsel (including counsel for the Borrower), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts, and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate, or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties. As to any matters not expressly provided for by any Loan Document, each Fronting Party shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and the Administrative Agent; provided, however, that no Fronting Party shall be required to take any action which exposes it to personal liability or which is contrary to any Loan Document or applicable law.

Section 9.10 Lender Affiliates Rights. By accepting the benefits of the Loan Documents, any Affiliate of a Lender that is owed any Loan Obligation is bound by the terms of the Loan Documents. But notwithstanding the foregoing: (a) neither the Administrative Agent, any Lender nor the Borrower shall be obligated to deliver any notice or communication required to be delivered to any Lender under any Loan Documents to any Affiliate of any Lender; and (b) no Affiliate of any Lender that is owed any Loan Obligation shall be included in the determination of the Required Lenders or entitled to consent to, reject, or participate in any manner in any amendment, waiver or other modification of any Loan Document. The Administrative Agent shall not have any liabilities, obligations or responsibilities of any kind whatsoever to any Affiliate of any Lender who is owed any Loan Obligation. The Administrative Agent shall deal solely and directly with the related Lender of any such Affiliate in connection with all matters relating to the Loan Documents. The Loan Obligation owed to such Affiliate shall be considered the Loan Obligation of its related Lender for all purposes under the Loan Documents and such Lender shall be solely responsible to the other parties hereto for all the obligations of such Affiliate under any Loan Document.

Section 9.11 Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i) none of the Administrative Agent or any Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent or any Lead Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c) The Administrative Agent and each Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE X

Miscellaneous

Section 10.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone or other means, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)       if to the Borrower, at 15 Inverness Way East, Englewood, Colorado 80112, Attention: Executive Vice President and Chief Financial Officer, Telecopy: 303-754-4025; Email: Todd.Hyatt@ihsmarkit.com; with copies to:

(A)       Sari Granat, Executive Vice President and General Counsel, IHS Markit Ltd., 25 Ropemaker Street, 4th floor Ropemaker Place, London, United Kingdom EC2Y 9LY, Attention: Legal Department; Telephone: +44 20 7260 2000; Email: Sari.Granat@ihsmarkit.com

(B)       Grant Nicholson, Treasurer, IHS Markit Ltd., 15 Inverness Way East, Englewood, Colorado 80112; Telephone: (303)-858-6299, Telecopy: 303-754-4025; Email: Grant.Nicholson@ihsmarkit.com; and

(C)       Kathryn Owen, VP Finance, IHS Markit Ltd., The Capitol Building, Oldbury, Bracknell, Berkshire, United Kingdom RG12 8FZ; Telephone: +44 (0) 166 650 1283; Email: Katy.Owen@ihsmarkit.com.

(ii)       if to the Administrative Agent, the Issuing Bank or the Swingline Lender, to Bank of America, N.A., Bank of America Plaza, 901 Main St., Dallas, TX 75202-3714; Mailcode: TX1-492-14-11; Attention: Michelle Diggs; Telephone: 972-338-3812; Telecopy: 214-290-9463; Email: michelle.diggs@baml.com; and

(iii)       if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swingline Lender, the Issuing Bank or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt, subject to the next paragraph.

Unless the Administrative Agent otherwise prescribes (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR

STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

Section 10.02 Waivers; Amendments.

(a)       No Waiver; Rights Cumulative. No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising, and no course of dealing with respect to, any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)       Amendments. Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) pursuant to an Increased Commitment Supplement executed in accordance with the terms and conditions of Section 2.21 which only needs to be signed by the Borrower, the Administrative Agent and the Lenders increasing or providing new Revolving Commitments, (y) pursuant to an Extension Agreement executed in accordance with the terms and conditions of Section 2.25 which only needs to be signed by the Borrower, the Administrative Agent and the Extending Lenders and (z) in the case of this Agreement and any circumstance other than as described in clauses (x) and (y), pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Borrower, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any

Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders,” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), or (vi) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Revolving Lenders or the Term Lenders but not any other group of Lenders, may be effected by an agreement or agreements in writing entered into by the Borrower and requisite percentage in interest of the affected Class of Lenders.

Notwithstanding anything herein to the contrary, (i) solely with the written consent of the Issuing Bank, this Agreement may be amended, modified or supplemented (x) to increase or decrease the limit on the LC Exposure contained in Section 2.05(b)(i) or (y) waive, amend or modify any condition precedent set forth in Section 4.02 hereof as it pertains to the issuance, amendment renewal or extension of any Letter of Credit; (ii) solely with the written consent of the Swingline Lender and the Administrative Agent, this Agreement may be amended, modified or supplemented (x) to increase or decrease the amount of the Swingline Loan commitment contained in Section 2.04(a)(i) or (y) as necessary and appropriate, in the reasonable opinion of the Administrative Agent and the Swingline Lender, to permit the Swingline Lender to make Swingline Loans in currencies other than Dollars; and (iii) the Borrower and the Administrative Agent may, without the input or consent of any other Lender (other than the relevant Lenders providing Loans under such Sections), effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent (x) to effect the provisions of Sections 2.21 or 2.25, or any other provision specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent and (y) if the Administrative Agent and the Borrower have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error, omission or any other error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision solely to address such matter. Notification of such amendments shall be made by the Administrative Agent to the Lenders promptly upon any such amendment becoming effective, provided, that failure of the Administrative Agent to provide such notice shall not render any such amendment ineffective.

(c)       Replacement of Lenders. In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (a) unless the assignee is a Lender or an Affiliate of a Lender, the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (b) if a Revolving Commitment or Revolving Loans are being assigned, the Borrower shall have received the prior written consent of the Issuing Banks, which consent shall not unreasonably withheld or delayed, (c) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (d) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.04(b). Notwithstanding the foregoing, a Non-Consenting Lender shall be deemed to have assigned all of its rights, interests and obligations under this Agreement upon its receipt of the amounts described in the preceding clause (c).

Section 10.03 Expenses; Indemnity; Damage Waiver.

(a)       Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Syndication Agent, the Joint Bookrunners and the Lead Arrangers and their respective Affiliates (limited, in the case of legal fees and expenses, to the reasonable fees, charges and disbursements of one counsel for the Administrative Agent and the Joint Bookrunners taken as a whole) in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender (limited, in the case of legal fees and expenses, to the reasonable fees, charges and disbursements of one counsel for the Administrative Agent, the Issuing Bank and the Lenders, taken as a whole) in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)       Indemnity. The Borrower indemnifies the Administrative Agent, the Syndication Agents, the Lead Arrangers the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and holds each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (limited, in the case of legal fees and expenses, to the reasonable fees, charges and disbursements of one counsel for the Indemnitees, taken as a whole, and, if reasonably necessary, a single local counsel for the Indemnitees, taken as a whole, in each relevant jurisdiction (and, in the case of an actual or perceived conflict of interest, an additional outside counsel in each applicable jurisdiction of the Indemnitees, taken as a whole)), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not comply with the terms of such Letter of Credit), (iii) to the extent related to the foregoing clauses (i) or (ii), any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, (iv) the failure to pay any Loan or LC Disbursement denominated in an Available Currency, or any interest thereon, in the Available Currency in which such Loan was originally made or applicable Letter of Credit issued or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the material breach of the obligations of such Indemnitee under the Loan Documents or the bad faith, gross negligence or willful misconduct of such Indemnitee or (y) disputes solely among the Indemnitees (other than any claims against the Administrative Agent, Joint Bookrunners or Lead Arrangers in their respective capacities as the administrative agent, a joint bookrunner or a lead arranger hereunder and other than any claims arising out of any act or omission on the part of the Borrower or its Affiliates). No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 10.03(b) shall not apply to Taxes other than any Taxes that represent losses, claims, damages or liabilities in respect of a non-Tax claim.

(c)       Lenders’ Agreement to Pay. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures and unused Commitments at the time.

(d)       Waiver of Damages. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, incidental, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, the Loan Documents or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)       Payment. All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

Section 10.04 Successors and Assigns.

(a)       Successors and Assigns. The provisions of this Agreement are binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit, any Affiliate of a Lender who is owed any of the Loan Obligations and any Indemnitee), except that (i) other than in accordance with Section 6.03(b), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit, any Affiliate of a Lender who is owed any of the Loan Obligations and any Indemnitee), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders, any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)       Assignment. (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than the Borrower, any Subsidiary, a natural person or a Disqualified Institution so long as the list of Disqualified Institutions is provided by the Administrative Agent to any Lender upon request) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment (including any Incremental Commitment added pursuant to Section 2.21) and the Loans at the time owing to it) with the prior written consent of:

(A)       the Borrower, which shall not be unreasonably withheld or delayed; provided that no consent of the Borrower shall be required for an assignment of any (x) Revolving Commitment to an assignee that is a Lender with a Revolving Commitment, an Affiliate of a Lender or an Approved Fund immediately prior to giving effect to such assignment, (y) all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund immediately prior to giving effect to such assignment or (z) Revolving Commitments or all or any portion of a Term loan to any other Person, if a Payment or Bankruptcy Event of Default exists; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof;

(B)       the Administrative Agent, which shall not be unreasonably withheld or delayed; provided that no consent of the Administrative Agent shall be required for an assignment of any (x) Revolving Commitment to an assignee that is a Lender with a Revolving Commitment, an Affiliate of a Lender or an Approved Fund immediately prior to giving effect to such assignment or (y) all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund immediately prior to giving effect to such assignment or;

(C)       with respect to any assignment of a Revolving Commitment, the Issuing Bank, which shall not be unreasonably withheld or delayed; provided that no consent of the Issuing Bank shall be required (x) for an assignment of all or any portion of a Term Loan or (y) if no LC Exposure is outstanding and the commitment of such Issuing Bank to issue Letters of Credit has terminated; and

(D)       with respect to any assignment of a Revolving Commitment, the Swingline Lender, which shall not be unreasonably withheld or delayed; provided that no consent of the Swingline Lender shall be required (x) for an assignment of all or any portion of a Term Loan or (y) if no Swingline Exposure is outstanding and the commitment of the Swingline Lender hereunder to make Swingline Loans has terminated.

(ii)       Assignments shall be subject to the following additional conditions:

(A)       except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) (i) shall not be less than $10,000,000 and (ii) shall not reduce the assigning Lender’s Commitment to less than $10,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if a Payment or Bankruptcy Event of Default exists;

(B)       each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)       each assignment by any Revolving Lender shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of Revolving Loans and Revolving Commitments; and

(D)       the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500.

For the purposes of this Section 10.04(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

The Administrative Agent shall not be responsible for monitoring the Disqualified Institutions list and shall have no liability for non-compliance by any Lender. The Disqualified Institutions list shall be made available to any Lender upon request to the Administrative Agent.

(iii)       Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03). If any such assignment by a Lender holding a promissory note hereunder occurs after the issuance of any promissory note pursuant to Section 2.09(e) to such Lender, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such promissory note to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver a new promissory note, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new commitments and/or outstanding Loans of the assignee and/or the assigning Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)       The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices outside the United Kingdom a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the

Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)       Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement or any other Loan Document, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)       Participations. (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender, sell participations to one or more banks or other entities (other than a Disqualified Institution so long as the list of Disqualified Institutions is provided by the Administrative Agent to any Lender upon request) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Sections 2.17(e) and 2.17(g) (it being understood that the documentation required under Sections 2.17(e) and 2.17(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain at one of its offices outside of the United Kingdom a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)       A Participant shall not be entitled to receive any greater payment under Sections 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Sections 2.17(e) or 2.17(g) as though it were a Lender.

(d)       Pledge. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)       Resignation as Issuing Bank or Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America or JPMorgan assigns all of its respective Revolving Commitments and Revolving Loans pursuant to subsection (b) above, (i) Bank of America or JPMorgan, as applicable may, upon 30 days’ notice to the Borrower and the Lenders, resign as Issuing Bank and/or (ii) Bank of America may upon 30 days’ notice to the Borrower, resign as Swingline Lender. In the event of any such resignation as Issuing Bank or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swingline Lender hereunder (subject to such Lender’s acceptance of its appointment as Issuing Bank or Swingline Lender); provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America or JPMorgan as Issuing Bank or Bank of America as Swingline Lender hereunder, as the case may be. If Bank of America or JPMorgan, as applicable, resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all of its respective Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all obligations with respect thereto (including the right to require the Lenders to make ABR Loans or fund risk participations in unreimbursed amounts pursuant to Section 2.05(e)). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make ABR Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c). Upon the appointment of a successor Issuing Bank and/or Swingline Lender (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as the case may be, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America or JPMorgan, as applicable, to effectively assume the obligations of Bank of America or JPMorgan, as applicable, with respect to such Letters of Credit.

Section 10.05 Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Loan Obligations have been Fully Satisfied. The provisions of Sections 2.15, 2.16, 2.17 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent embody the final, entire agreement among the parties relating to the subject matter hereof and supersede any and all previous commitments, agreements, representations and understandings, whether oral or written, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic communication shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08 Right of Setoff. If an Event of Default exists, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of that Borrower now or hereafter existing under this Agreement or the other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

Section 10.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a)       Governing Law. This Agreement and all claims and causes of action arising out of this Agreement or any other Loan Document shall be governed by and construed in accordance with the applicable law pertaining in the State of New York, other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction. This governing law election has been made by the parties in reliance (at least in part) on Section 5-1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.

(b)       Jurisdiction. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)       Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)       Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law. Each party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other Loan Document that service of process was in any way invalid or effective. Nothing herein shall affect the right of the Administrative Agent or any other Creditor to serve process in another manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to the recipient of such Information entering into an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or

(ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations (provided that, no information may be provided to any Disqualified Institution or person who is known to be acting for a Disqualified Institution, in each case, to the extent that the list of Disqualified Institutions has been made available to the disclosing Lender), (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower and other than as a result of a breach known to such party by such source of any confidentially agreement binding upon the source or (i) subject to the recipient of such Information entering into an agreement containing provisions substantially the same as those of this Section, to any credit insurance provider relating to the obligations under this Agreement. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its Subsidiaries, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.13 Maximum Interest Rate.

(a)       Limitation to Maximum Rate; Recapture. No interest rate specified in any Loan Document shall at any time exceed the Maximum Rate. If at any time the interest rate (the “Contract Rate”) for any obligation under the Loan Documents shall exceed the Maximum Rate, thereby causing the interest accruing on such obligation to be limited to the Maximum Rate, then any subsequent reduction in the Contract Rate for such obligation shall not reduce the rate of interest on such obligation below the Maximum Rate until the aggregate amount of interest accrued on such obligation equals the aggregate amount of interest which would have accrued on such obligation if the Contract Rate for such obligation had at all times been in effect. As used herein, the term “Maximum Rate” means, at any time with respect to any Lender, the maximum rate of nonusurious interest under applicable law that such Lender may charge the Borrower. The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges contracted for, charged, or received in connection with the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to Borrower at the time of such change in the Maximum Rate.

(b)       Cure Provisions. No provision of any Loan Document shall require the payment or the collection of interest in excess of the maximum amount permitted by applicable law. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any Loan Document or otherwise in connection with this loan transaction, the provisions of this Section shall govern and prevail and neither the Borrower nor the sureties, guarantors, successors, or assigns of the Borrower shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance, or detention of sums loaned pursuant hereto. In the event any Lender ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the obligations outstanding hereunder, and, if the principal of the obligations outstanding hereunder has been paid in full, any remaining excess shall forthwith be paid to the Borrower. In determining whether or not the interest paid or payable exceeds the Maximum Rate, the Borrower and each Lender shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the obligations outstanding hereunder so that interest for the entire term does not exceed the Maximum Rate.

Section 10.14 No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by the Administrative Agent or any Lender shall have the right to act exclusively in the interest of the Administrative Agent and the Lenders and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower, any of its respective Equity Interest holders or any other Person.

Section 10.15 No Fiduciary Relationship. The Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Borrower and the Lender Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Lender Parties have advised or are advising the Borrower on other matters, and the relationship between the Lender Parties, on the one hand, and the Borrower, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Lender Parties, on the one hand, and the Borrower, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor does the Borrower rely on, any fiduciary duty to the Borrower or its affiliates on the part of the Lender Parties, (c) the Borrower is capable of evaluating and understanding, and the Borrower understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Borrower has been advised that the Lender Parties are engaged in a broad range of transactions that may involve interests that differ from the Borrower’s interests and that the Lender Parties have no obligation to disclose such interests and transactions to the Borrower, (e) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent the Borrower has deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Lender Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any of its affiliates or any other Person, (g) none of the Lender Parties has any obligation to the Borrower or its affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Lender Party and the Borrower or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lender Parties or among the Borrower and the Lender Parties.

Section 10.16 Construction. The Borrower (by its execution of the Loan Documents to which it is a party), the Administrative Agent and each Lender acknowledges that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by the parties thereto.

Section 10.17 Independence of Covenants. All covenants under the Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

Section 10.18 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 10.19 USA PATRIOT Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Section 10.20 [Reserved].

Section 10.21 Judgment Currency. This is an international loan transaction in which the specification of the applicable currency of payment is of the essence, and the stipulated currency shall in each instance be the currency of account and payment in all instances. A payment obligation in one currency under the Loan Documents (the “Original Currency”) shall not be discharged by an amount paid in another currency (the “Other Currency”), whether pursuant to any judgment expressed in or converted into any Other Currency except to the extent that such tender results in the effective receipt by the payee of the full amount of the Original Currency payable to such payee. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due under any Loan Document in the Original Currency into the Other Currency, the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Original Currency at the relevant office with the Other Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Borrower in respect of any such sum due from it to the relevant payee under any Loan Document (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Other Currency such Entitled Person may in accordance with normal banking procedures purchase the Original Currency with the amount of the judgment currency so adjudged to be due; and the Borrower, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Original Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Original Currency hereunder exceeds the amount of the Other Currency so purchased.

Section 10.22 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)       the effects of any Bail-in Action on any such liability, including, if applicable:

(i)       a reduction in full or in part or cancellation of any such liability;

(ii)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)       the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

IHS MARKIT LTD.

By:	/s/ Todd S. Hyatt
	Name:	Todd S. Hyatt
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Credit Agreement]

Agents and Lenders:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Angela Larkin
	Name:	Angela Larkin
	Title:	Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A.,
as a Lender, Issuing Bank and Swingline Lender

By:	/s/ Janet Fung
	Name:	Janet Fung
	Title:	Vice President

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK,
as a Lender and Issuing Bank

By:	/s/ Maria Riaz
	Name:	MARIA RIAZ
	Title:	VICE PRESIDENT

[Signature Page to Credit Agreement]

HSBC BANK PLC, as a Lender

By:	/s/ Mojtaba Rouholamin
	Name:	Mojtaba Rouholamin
	Title:	Associate Director

[Signature Page to Credit Agreement]

Citibank, N.A., London Branch, as a Lender

By:	/s/ Caryn Bell
	Name:	Caryn Bell
	Title:	Director

[Signature Page to Credit Agreement]

Royal Bank of Canada, as a Lender

By:	/s/ Alexander Oliver
	Name:	Alexander Oliver
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as a Lender

By:	/s/ Spencer Ferry
	Name:	Spencer Ferry
	Title:	Vice President

[Signature Page to Credit Agreement]

Barclays Bank PLC, as a Lender

By:	/s/ Sydney Dennis
	Name:	Sydney Dennis
	Title:	Director

[Signature Page to Credit Agreement]

Compass Bank, as a Lender

By:	/s/ Matias Cruces
	Name:	Matias Cruces
	Title:	Managing Director

[Signature Page to Credit Agreement]

National Westminster Bank plc, as a Lender

By:	/s/ Jonathan Eady
	Name:	Jonathan Eady
	Title:	Vice President

[Signature Page to Credit Agreement]

SunTrust Bank, as a Lender

By:	/s/ Justin Lien
	Name:	Justin Lien
	Title:	Director

[Signature Page to Credit Agreement]

TD Bank, N.A., as a Lender

By:	/s/ Craig Welch
	Name:	Craig Welch
	Title:	Senior Vice President

[Signature Page to Credit Agreement]

U.S. Bank National Association, as a Lender

By:	/s/ Jeff Benedix
	Name:	Jeff Benedix
	Title:	Vice President

[Signature Page to Credit Agreement]

BMO Harris Bank N.A., as a Lender

By:	/s/ Andrew Berryman
	Name:	Andrew Berryman
	Title:	Vice President

[Signature Page to Credit Agreement]

Citizens Bank, N.A., as a Lender

By:	/s/ Andrew J. Meara
	Name:	Andrew J. Meara
	Title:	Senior Vice President

[Signature Page to Credit Agreement]

Goldman Sachs Bank USA, as a Lender

By:	/s/ Rebecca Kratz
	Name:	Rebecca Kratz
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

PNC Bank, National Association, as a Lender

By:	/s/ Sean Piper
	Name:	Sean Piper
	Title:	AVP

[Signature Page to Credit Agreement]

Sumitomo Mitsui Banking Corporation, as a
Lender

By:	/s/ James D. Weinstein
	Name:	James D. Weinstein
	Title:	Managing Director

[Signature Page to Credit Agreement]

BNP Paribas, as a Lender

By:	/s/ Brendan Heneghan
	Name:	Brendan Heneghan
	Title:	Director

By:	/s/ Karim Remtoula
	Name:	Karim Remtoula
	Title:	Vice President

[Signature Page to Credit Agreement]

First Hawaiian Bank, as a Lender

By:	/s/ Stephen Agnew-Miller
	Name:	Stephen Agnew-Miller
	Title:	Corporate Banking Officer

[Signature Page to Credit Agreement]

Morgan Stanley Bank, as a Lender

By:	/s/ Kenya Yamamoto
	Name:	Kenya Yamamoto
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

MUFG Bank, Ltd., as a Lender

By:	/s/ Matthew Antico
	Name:	Matthew Antico
	Title:	Director

[Signature Page to Credit Agreement]

EXHIBIT A
TO
IHS MARKIT LTD.
CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ASSUMPTION

EXHIBIT A, Cover Page

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________________

2.	Assignee:	______________________________ and is an Affiliate/Approved Fund of [identify Lender][1] UK DTTP Number (if any):__________________
3.	Borrower:	IHS Markit Ltd. (the “Borrower”)

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

____________________
1 Select as applicable.

ASSIGNMENT AND ASSUMPTION, Page 1

5.	Credit Agreement:	Credit Agreement dated as of June 25, 2018, among IHS Markit Ltd., the Lenders parties thereto, Bank of America, N.A., as Administrative Agent.

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

____________________

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment”, “Tranche A-1 Loans”, “Tranche A-2 Loans”, “Incremental Term Loans”, “Available Currency Loans”, etc.). Each assignment by a Revolving Lender shall be made as an assignment of a proportionate amount of all the assigning Lender’s rights and obligations in respect of Revolving Loans and Revolving Commitments.

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

ASSIGNMENT AND ASSUMPTION, Page 2

By:
Title:

ASSIGNMENT AND ASSUMPTION, Page 3

[Consented to and][4] Accepted: BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

[Consented to:][5] IHS MARKIT LTD.

By:
Title:

BANK OF AMERICA, N.A., as Issuing Bank and Swingline Lender

By:
Title:

JPMORGAN CHASE BANK, N.A., as Issuing Bank

By:
Title:

____________________

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[5]	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

ASSIGNMENT AND ASSUMPTION, Page 4

ANNEX 1

IHS Markit Ltd.
Credit Agreement

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.       Representations and Warranties.

1.1       Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document; (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of IHS Markit Ltd., any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by IHS Markit Ltd., any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.       Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 3.04 or 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.       Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal,

STANDARD TERMS AND CONDITIONS TO THE ASSIGNMENT AND ASSUMPTION, Solo Page

interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.       General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic communications shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by and construed in accordance with the law of the State of New York, other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction. This governing law election has been made by the parties in reliance (at least in part) on Section 5–1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.

STANDARD TERMS AND CONDITIONS TO THE ASSIGNMENT AND ASSUMPTION, Solo Page

EXHIBIT B
TO
IHS MARKIT LTD.
CREDIT AGREEMENT

COMPLIANCE CERTIFICATE

EXHIBIT B, Cover Page

COMPLIANCE CERTIFICATE
for the
quarter ended __________ __, _____

To:	Bank of America, N.A.

135 S. LaSalle Street

Mailcode: IL4-135-09-61
Chicago, IL 60603

Attention: Angela Larkin
Telephone: 312.828.3882
Telecopy: 877.206.8409

Email: angela.larkin@baml.com

and each Lender

Ladies and Gentlemen:

This Compliance Certificate (the “Certificate”) is being delivered pursuant to Section 5.01(c) of that certain Credit Agreement (as amended, the “Agreement”) dated as of June 25, 2018, among IHS Markit Ltd. (the “Borrower”), Bank of America, N.A. as Administrative Agent, and the Lenders from time to time party thereto. All capitalized terms, unless otherwise defined herein, shall have the same meanings as in the Agreement. All the calculations set forth below shall be made pursuant to the terms of the Agreement.

The undersigned, a Financial Officer of the Borrower in his capacity as such Financial Officer and not in his individual capacity, does hereby certify to the Administrative Agent and the Lenders that:

1. DEFAULT

No Default has occurred or, if a Default has occurred, I have described on the attached Exhibit “A” the nature thereof and the steps taken or proposed to remedy such Default.

Compliance
2. SECTION 5.01 - Financial Statements and Records

(a) Annual audited financial statements of the Borrower on a consolidated basis within 90 days after the end of each fiscal year end (together with Compliance Certificate).	Yes	No	N/A

(b) Quarterly unaudited financial statements of the Borrower on a consolidated basis within 45 days after the end of each of the first three fiscal quarters of each fiscal year (together with Compliance Certificate).	Yes	No	N/A

COMPLIANCE CERTIFICATE, Page 1

3. SECTION 7.01 - Interest Coverage Ratio

(a) Consolidated EBITDA (from Schedule 1)	$________

(b) Consolidated Interest Expense	$________

(c) Line 4(a) ÷ Line 4(b)	___ to 1.00

(d) Minimum Interest Coverage Ratio permitted by the Agreement	3.00 to 1.00	Yes	No

4. SECTION 7.02 - Leverage Ratio[6]

(a) Consolidated Funded Indebtedness	$________

(b) Consolidated EBITDA (for Schedule 1)	$________

(c) Actual Leverage Ratio: 5(a) ÷ 5(b)=	___ to 1.00

(d) Maximum Leverage Ratio	[3.75][4.00] to 1.00	Yes	No

5. ATTACHED SCHEDULES

Attached hereto as schedules are the calculations supporting the computation set forth above in this Certificate. All information contained herein and on the attached schedules is true and correct.

6. FINANCIAL STATEMENTS

The financial statements attached hereto were prepared in accordance with GAAP and fairly present in all material respects (subject to year end audit adjustments and absence of footnotes) the financial conditions and the results of the operations of the Persons reflected thereon, at the date and for the periods indicated therein.

7. CONFLICT

In the event of conflict between this Certificate and the Agreement, the Agreement shall control.

IN WITNESS WHEREOF, the undersigned has executed this Certificate effective as of the date first written above.

____________________

[6]	If the Borrower has notified the Administrative Agent in writing that an Acquisition Threshold has been achieved and has elected a Trigger Quarter, then the Maximum Leverage Ratio shall be increased to 4.00 to 1.00 during the related Elevated Leverage Period.

COMPLIANCE CERTIFICATE, Page 2

IHS MARKIT LTD.

By:
Name:
Title:

COMPLIANCE CERTIFICATE, Page 3

SCHEDULE 1
TO
COMPLIANCE CERTIFICATE

Consolidated EBITDA.

(1) Consolidated Net Earnings:	$___________

(a) Consolidated Interest Expense	$___________
(b) Consolidated Income Tax Expense	$___________
(c) Consolidated Depreciation and Amortization Charges	$___________
(d) non-cash charges or expenses in connection with options, restricted stock, restricted stock units or other equity level awards under any Borrower incentive plan	$___________
(e) cash non-recurring (A) fees, costs and expenses incurred in connection with the Transactions and (B) other charges, including acquisition or restructuring charges or expenses related to employee severance or facilities consolidation and acquisition related transactions expenses provided that for any Test Period, the aggregate amount added back under this clause (e)(B) shall not exceed 10% of the Consolidated EBITDA for such period,	$___________
(f) any non-cash modifications to pension and post-retirement employee benefit plans, settlement costs incurred to annuitize retirees or facilitate lump-sum buyout offers under pension and postretirement employee benefit plans or mark-to-market adjustments under pension and post-retirement employee benefit plans provided that for any Test Period, the aggregate amount added back under this clause (f) shall not comprise more than 5% of the Consolidated EBITDA for such period,	$___________
(g) non-cash adjustments resulting from the application of FASB ASC Update No. 2014-09 (Revenue from Contracts with Customers (Topic 606)) effective January 1, 2018,	$___________
(h) other non-cash losses or charges,	$___________
(i) losses, charges, expenses, costs, accruals or reserves of any kind associated with any litigation (including any legal fees and expenses) and/or payment of actual or prospective legal settlements, fines, judgments or orders,	$___________
(j) the amount of any losses, charges, expenses, costs, accruals or reserves of any kind associated with	$___________

SCHEDULE 2 to Compliance Certificate, Page 1

any subsidiary of the Borrower attributable to non-controlling interests or minority interests of third parties,
(k) the aggregate amounts included in determining Consolidated Net Earnings in respect of (i) extraordinary or unusual one-time gains, (ii) income tax benefits (to the extent not netted from income tax expense), excluding any tax benefits in respect of fiscal quarters ending on or prior to February 28, 2018 and (iii) any cash payments made during such period in respect of items described in clause (a)(viii) above subsequent to the fiscal quarter in which the relevant non-cash losses or charges were incurred	$___________

(l) Total: Line 1 plus lines (a) through (j) minus line (k)	$___________

(2) Adjustments for Leverage Ratio Calculation.
EBITDA from prior Targets for periods prior to acquisitions	$___________
Consolidated EBITDA for Leverage Ratio calculation	$___________

SCHEDULE 2 to Compliance Certificate, Page 2

EXHIBIT C
TO
IHS MARKIT LTD.
CREDIT AGREEMENT

INCREASED COMMITMENT SUPPLEMENT

EXHIBIT C, Cover Page

INCREASED COMMITMENT SUPPLEMENT

This INCREASED COMMITMENT SUPPLEMENT (this “Supplement”) is dated as of ____________, ___ and entered into by and among IHS Markit Ltd. (the “Borrower”), each of the banks or other lending institutions which is a signatory hereto (the “Lenders”), BANK OF AMERICA, N.A., as administrative agent for itself and the other lenders (in such capacity, together with its successors in such capacity, the “Agent”), and is made with reference to that certain Credit Agreement dated as of June 25, 2018, (as amended, the “Credit Agreement”), by and among the Borrower, certain lenders and the Agent. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.

RECITALS

WHEREAS, pursuant to Section 2.21 of the Credit Agreement, the Borrower and the Lenders are entering into this Increased Commitment Supplement to provide for the increase of the aggregate Revolving Commitments;

WHEREAS, each Lender [party hereto and already a party to the Credit Agreement] wishes to increase its Revolving Commitment [, and each Lender, to the extent not already a Lender party to the Credit Agreement (herein a “New Lender”), wishes to become a Lender party to the Credit Agreement];7

WHEREAS, the Lenders party hereto are willing to agree to supplement the Credit Agreement in the manner provided herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1. Increase in Revolving Commitments. Subject to the terms and conditions hereof, each Lender party hereto severally agrees that on the effective date hereof: (a) its Revolving Commitment shall be increased to [or in the case of a New Lender, shall be] the amount set forth on Schedule 1 hereto opposite its name.

Section 2. [New Lenders. Each New Lender (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements of the Borrower delivered under Sections 3.04 or 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (ii) agrees that it has, independently and without reliance upon the Agent, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Supplement; (iii) agrees that it will, independently and without reliance upon the Agent, any other lender under the Credit Agreement or any of their Related Parties and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the

____________________

[7]	Bolded bracketed alternatives should be included if there are New Lenders.

INCREASED COMMITMENT SUPPLEMENT, Page 1

Credit Agreement; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (v) agrees that it is a “Lender” under the Credit Agreement and will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender.

Section 3. Representations and Warranties. In order to induce the Lenders to enter into this Supplement and to supplement the Credit Agreement in the manner provided herein, the Borrower represents and warrants to Agent and each Lender that (a)  the representations and warranties of the Borrower contained in the Loan Documents (other than the representations and warranties set forth in Sections 3.04(b) and 3.06) are and will be true, correct and complete in all material respects (or, in the case of any representation and warranty qualified by materiality, all respects) on and as of the effective date hereof, except to the extent such representations and warranties specifically relate to any earlier date in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date (or, in the case of any representation and warranty qualified by materiality, in all respects as of such earlier date) to the same extent as though made on and as of that date and for that purpose, this Supplement shall be deemed to be a Loan Document; (b) no Default or Event of Default has occurred and is continuing or will result from the consummation of the transactions contemplated by this Supplement that would constitute a Default.

Section 4. Effect of Supplement. The terms and provisions set forth in this Supplement shall modify and supersede all inconsistent terms and provisions set forth in the Credit Agreement and except as expressly modified and superseded by this Supplement, the terms and provisions of the Credit Agreement and the other Loan Documents are ratified and confirmed and shall continue in full force and effect. The Borrower, the Agent, and the Lenders party hereto agree that the Credit Agreement as supplemented hereby and the other Loan Documents shall continue to be legal, valid, binding and enforceable in accordance with their respective terms. Any and all agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Credit Agreement as supplemented hereby, are hereby amended so that any reference in such documents to the Credit Agreement shall mean a reference to the Credit Agreement as supplemented hereby.

Section 5. Applicable Law. This Supplement shall be governed by and construed in accordance with the applicable law pertaining in the State of New York, other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction. This governing law election has been made by the parties in reliance (at least in part) on Section 5–1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.

Section 6. Counterparts, Effectiveness. This Supplement may be executed in any number of counterparts, by different parties hereto in separate counterparts and on telecopy or electronic counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This

INCREASED COMMITMENT SUPPLEMENT, Page 2

Supplement shall become effective on the date when the Agent receives executed counterparts of this Supplement signed by the Borrower, the Lenders and the Agent which date shall be the “effective date” hereof.

Section 7. Entire Agreement. This Supplement embodies the final, entire agreement among the parties relating to the subject matter hereof and supersede any and all previous commitments, agreements, representations and understandings, whether oral or written, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Borrower

IHS MARKIT LTD.

By:
Name:
Title:	]

INCREASED COMMITMENT SUPPLEMENT, Page 3

Agent and the Lenders: BANK OF AMERICA, N.A., as the Agent [and as a Lender]

By:
Name:
Title:

[Lenders]

IHS MARKIT LTD.

By:
Name:
Title:

[New Lenders]

IHS MARKIT LTD.

By:
Name:
Title:

INCREASED COMMITMENT SUPPLEMENT, Page 4

SCHEDULE 1
TO
IHS MARKIT LTD.
INCREASED COMMITMENT SUPPLEMENT

COMMITMENTS

Lender	Revolving Commitment
1.

TOTAL	$

SCHEDULE 1 TO INCREASED COMMITMENT SUPPLEMENT, Solo Page

EXHIBIT D
TO
IHS MARKIT LTD.
CREDIT AGREEMENT

Extension Agreement

EXHIBIT D, Cover Page

Extension Agreement

Reference is made to that certain Credit Agreement (as amended, the “Agreement”) dated as of June 25, 2018, among IHS Markit Ltd. (the “Borrower”), Bank of America, N.A. as Administrative Agent (the “Administrative Agent”), and the Lenders from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned Lenders have received a copy of the Borrower’s Extension Request delivered to the Administrative Agent on [●], 20[●] and pursuant to Section 2.25(a) of the Credit Agreement, hereby agree to the extension of the Revolving Maturity Date to [●], 20[●].

The Borrower represents and warrants to Agent and each Lender that (a)  the representations and warranties of the Borrower contained in the Loan Documents (other than the representations and warranties set forth in Sections 3.04(b) and 3.06) are and will be true, correct and complete in all material respects (or, in the case of any representation and warranty qualified by materiality, all respects) on and as of the effective date hereof, except to the extent such representations and warranties specifically relate to any earlier date in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date (or, in the case of any representation and warranty qualified by materiality, in all respects as of such earlier date) to the same extent as though made on and as of that date and for that purpose, this Extension Agreement shall be deemed to be a Loan Document and (b) no Default or Event of Default has occurred and is continuing or will result from the extension of the Revolving Commitments contemplated hereby.

This Extension Agreement shall be construed in accordance with and governed by the law of the State of New York.

EXTENSION AGREEMENT, Page 1

[Name of Lender], as a Lender

By:
Name:
Title:

EXTENSION AGREEMENT, Page 2

Accepted and agreed:

IHS MARKIT LTD.

By:
Name:
Title:

BANK OF AMERICA, N.A., as

Administrative Agent

By:
Name:
Title:

EXTENSION AGREEMENT, Page 3

EXHIBIT E
TO
IHS MARKIT LTD.
CREDIT AGREEMENT

Borrowing Request

EXHIBIT E, Cover Page

BORROWING REQUEST

___________, __, ____

To:	Bank of America, N.A. Mailcode: TX1-492-14-11

Bank of America Plaza

901 Main St.

Dallas, TX, 75202-3741
Attention: Michelle Diggs

Email: michelle.diggs@baml.com
Telephone: 972.338.3812
Telecopy: 214.290.9463

and each Lender

Ladies and Gentlemen:

The undersigned, IHS Markit Ltd. (the “Borrower”), refers to the Credit Agreement (as amended, the “Agreement”) dated as of June 25, 2018, among the Borrower, Bank of America, N.A. as administrative agent, the other agents parties thereto and the Lenders named therein. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby gives the Administrative Agent and the Lenders notice pursuant to Section 2.03 of the Credit Agreement that the Borrower requests a Borrowing under the Credit Agreement, and in connection therewith sets forth below the information relating to such Borrowing (the “Requested Borrowing”).

(i)	The Requested Borrowing is a [Revolving] [Tranche A-1][Tranche A-2] Loan;

(ii)	The date of the Requested Borrowing is ______________;

(iii)	The principal amount of the Requested Borrowing is $_______________;

[(iv)	The Available Currency requested is ___________________(if any)][8]

____________________

8 To be deleted for Term Borrowing Requests.

BORROWER REQUEST, Page 1

(v)	The Type or Types of the Borrowing requested (i.e., ABR Borrowing or Fixed Borrowing) and, if applicable the Interest Periods applicable thereto are set forth in the table below:

Amount	Type	Interest Period (if applicable)
1.		_____ Month(s)
2.		_____ Month(s)
3.		_____ Month(s)
4.		_____ Month(s)
5.		_____ Month(s)
6.		_____ Month(s)

(vi)	The proceeds of the Requested Borrowing should be disbursed directly to the entities in the amounts and in accordance with the transfer instructions set forth in the table below:

Dollar Amount	Recipient	Instructions
$
$
$
$

By its execution below, the Borrower represents and warrants to the Administrative Agent and the Lenders:

(i)       At the time of and immediately after giving effect to the Requested Borrowing, no Default exists;

(ii)       The representations and warranties of the Borrower set forth in the Loan Documents [(other than the representations and warranties set forth in Sections 3.04(b) and 3.06)]9 are true and correct in all material respects (or, in the case of any representation and warranty qualified by materiality, in all respects) on and as of the date of the Requested Borrowing, except to the extent such representations and warranties specifically relate to any earlier date in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date (or, in the case of any representation and warranty qualified by materiality, in all respects as of such earlier date); and

(iii)       After giving effect to the credit extended pursuant to this request, the aggregate Dollar Amount of the outstanding Revolving Exposures does not exceed the aggregate Revolving Commitments and the Dollar Amount of the Available Currency Exposures do not exceed the Available Currency Sublimit.

_____________________
9 To be deleted for any Loans requested on the Effective Date.

BORROWER REQUEST, Page 2

The instructions set forth herein are irrevocable, except as otherwise provided by the Credit Agreement. A telecopy or other electronic communication of these instructions shall be deemed valid and may be accepted and relied upon by the Administrative Agent and the Lenders as an original.

IHS MARKIT LTD.

[NAME OF ASSIGNOR]

By:
Name:
Title:

BORROWER REQUEST, Page 3

EXHIBIT F
TO
IHS MARKIT LTD.
CREDIT AGREEMENT

Interest Election Request

EXHIBIT F, Cover Page

INTEREST ELECTION REQUEST

___________ ___, ____

To:	Bank of America, N.A. Mailcode: TX1-492-14-11

Bank of America Plaza

901 Main St.

Dallas, TX, 75202-3741
Attention: Michelle Diggs

Email: michelle.diggs@baml.com
Telephone: 972.338.3812
Telecopy: 214.290.9463

and each Lender

Ladies and Gentlemen:

The undersigned, IHS Markit Ltd. (the “Borrower”), refers to the Credit Agreement (as amended, the “Agreement”) dated as of July 12, 2018, among the Borrower, Bank of America, N.A. as administrative agent, the other agents parties thereto and the Lenders named therein. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby gives the Administrative Agent and the Lenders notice pursuant to Section 2.07 of the Credit Agreement that the Borrower requests a conversion or continuation (a “Change”) of the Borrowing or Borrowings specified on Schedule 1.

By its execution below, the Borrower represents and warrants to the Administrative Agent and the Lenders:

(i)       At the time of and immediately after giving effect to the requested Change, no Default exists; and

(ii)       The representations and warranties of the Borrower set forth in the Loan Documents are true and correct on and as of the date of the requested Change with the same force and effect as if such representations and warranties had been made on and as of such date except to the extent that such representations and warranties relate specifically to another date.

The instructions set forth herein are irrevocable, except as otherwise provided by the Credit Agreement. A telecopy or other electronic communication of these instructions shall be deemed valid and may be accepted and relied upon by the Administrative Agent and the Lenders as an original.

INTEREST ELECTION REQUEST, Solo Page

IHS MARKIT LTD.

By:
Name:
Title:

INTEREST ELECTION REQUEST, Solo Page

SCHEDULE 1
TO
Interest Election Request

Current Class (Revolver/ Tranche A-1 Loan/Tranche A-2 Loan)	Current Type (ABR or Fixed)	Current Principal Amount	Current Interest Period Expiration Date	Continue as (Type)	Convert to (Type)	New Interest Period Length

SCHEDULE 1 TO INTEREST ELECTION REQUEST, Solo Page

SCHEDULE 1.01

EXISTING LETTERS OF CREDIT

On file with the Administrative Agent

SCHEDULE 2.01

COMMITMENTS

On file with the Administrative Agent

SCHEDULE 3.06

DISCLOSED MATTERS

None.

SCHEDULE 6.01

EXISTING INDEBTEDNESS

None.

SCHEDULE 6.02

EXISTING LIENS

None.